UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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UGI Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of January 30, 2014

Annual Meeting and

Proxy Statement

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

LON R. GREENBERG

Chairman

December 18, 2013

Dear Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Thursday, January 30, 2014. At the meeting, we will review UGI’s performance for the 2013 fiscal year and our expectations for the future.

I would like to take this opportunity to remind you that your vote is important. On December 18, 2013, we mailed our shareholders a notice containing instructions on how to access our 2013 proxy statement and annual report and vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.

I look forward to seeing you on January 30th and addressing your questions and comments.

Sincerely,

Lon R. Greenberg

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 18, 2013

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Thursday, January 30, 2014, at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania. Shareholders will consider and take action on the following matters:

1.  election of nine directors to serve until the next annual meeting of Shareholders;

2.  a non-binding advisory vote on a resolution to approve UGI Corporation’s executive compensation; and

3.  transaction of any other business that is properly raised at the meeting.

Monica M. Gaudiosi

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 30, 2014:

This Proxy Statement and the Company’s 2013 Annual Report are available at www.ugicorp.com.

2013 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	10:00 a.m. (Eastern Time), January 30, 2014

Place:	The Desmond Hotel and Conference Center, Ballrooms A & B
One Liberty Boulevard, Malvern, Pennsylvania

Record Date:	November 13, 2013

Voting:	Shareholders as of close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.

Meeting Agenda

1.	Election of nine directors; and
2.	Non-binding advisory vote on a resolution to approve the compensation of our named executive officers.

UGI Corporation’s Board of Directors recommends that you vote FOR the election of each of the director nominees and FOR Proposal 2.

Election of Directors

During the fiscal year ended September 30, 2013 (“Fiscal 2013”), the Company’s Board of Directors adopted a majority voting standard for uncontested elections of its Directors. This means that a Director nominee will be elected to the Company’s Board of Directors if the votes cast “for” such Director nominee exceed the votes cast “against” him or her. In addition, an incumbent Director will be required to tender his or her resignation if he or she does not receive a majority of the votes cast in favor of his or her election in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether or not to accept the incumbent Director’s resignation, and the Board will have ninety (90) days from the date of the election to determine whether or not to accept such resignation. The Company previously followed a plurality standard for all Director elections.

The following table provides summary information about each Director nominee. Each Director nominee is elected annually by a majority of votes cast.

		Director			Committee		Memberships
Name	Age	Since	Occupation	Independent	AC	CC	CG	EC	SC
Lon R. Greenberg	63	1994	UGI Corporation Chairman					X
Marvin O. Schlanger (Presiding Director)	65	1998	Principal of Cherry Hill Chemical Investments, LLC and Chairman of CEVA Holdings LLC	X		C	X	C
Richard W. Gochnauer	64	2011	Retired CEO of United Stationers Inc.	X	X		X
Frank S. Hermance	64	2011	Chairman and CEO of Ametek Inc.	X		X			C
Ernest E. Jones	69	2002	President of EJones Consulting, LLC	X		X	C
Anne Pol	66	1999	Retired President and COO of Trex Enterprises Corporation	X		X			X
M. Shawn Puccio	51	2009	Senior Vice President, Finance of Saint-Gobain Corporation	X	X				X
Roger B. Vincent	68	2006	Retired President of Springwell Corporation	X	C			X
John L. Walsh	58	2005	UGI Corporation President and Chief Executive Officer					X

AC        Audit Committee

CC        Compensation and Management Development Committee

CG        Corporate Governance Committee

EC        Executive Committee

SC        Safety, Environmental, and Regulatory Compliance Committee

C          Chairman

Advisory Vote to Approve Named Executive Officer Compensation

We are asking shareholders to approve, on an advisory basis, UGI Corporation’s executive compensation, including our executive compensation policies and practices and the compensation of our named executive officers, as described in this Proxy Statement beginning on page 29. The Board recommends a FOR vote because it believes that the compensation policies and practices are effective in achieving UGI Corporation’s goals of paying for performance and aligning the executives’ long-term interests with those of our shareholders.

Objectives and Components of our Compensation Program

Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.

In Fiscal 2013, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), one-time discretionary equity grants, perquisites, retirement benefits and other benefits, all as described in greater detail in the COMPENSATION DISCUSSION AND ANALYSIS of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

Compensation and Corporate Governance Practices

¡  The Compensation and Management Development Committee is composed entirely of directors who are independent and utilizes the services of Pay Governance LLC, an independent outside compensation consultant.

¡  A substantial portion of executive compensation is allocated to performance-based compensation, including long-term awards to align executive officers’ interests with shareholders’ interests and enhance long-term performance. For example, in Fiscal 2013, 82% of Mr. Walsh’s principal compensation components were variable and tied to UGI Corporation’s financial performance or total shareholder return.

¡  We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a significant restatement of the Company’s financial results.

¡  In our change in control agreements, termination of employment is required for payment (referred to as a “double trigger”).

¡  We have meaningful stock ownership guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership Guidelines in this Proxy Statement.

¡  During Fiscal 2013, we implemented a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, L.P. (“AmeriGas Partners”), (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners. Prior to the implementation of this policy, there were no executive officers or directors who had engaged in the hedging or pledging of UGI Corporation or AmeriGas Partners securities.

Pay for Performance

Our executive compensation program allows the Compensation and Management Development Committee and the Board to determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders. For example, for the 2010-2012 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 42nd percentile and Mr. Walsh received a performance unit payout of $597,764 during Fiscal 2013.

For the 2009-2011 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 30th percentile and resulted in no payout during the 2012 fiscal year (“Fiscal 2012”). For the 2008-2010 performance period, UGI Corporation’s total shareholder return compared to its peer group was in the 97th percentile and Mr. Walsh received a performance unit payout of $1,766,046 during the 2011 fiscal year. For additional information on the alignment between our financial results and executive officer compensation, see the COMPENSATION DISCUSSION AND ANALYSIS (beginning on page 29 of this Proxy Statement).

UGI CORPORATION

460 North Gulph Road

King of Prussia, Pennsylvania 19406

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation (the “Company”) to be held on Thursday, January 30, 2014, beginning at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania and at any postponements or adjournments thereof. Directions to The Desmond Hotel and Conference Center appear on page 82. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 18, 2013.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduce the impact of our Annual Meeting on the environment, and reduce costs.

Who is entitled to vote?

Shareholders of record of our common stock at the close of business on November 13, 2013 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. Each shareholder has one vote per share on all matters to be voted on. On November 13, 2013, there were 114,468,990 shares of common stock outstanding.

What am I voting on?

You will be asked to elect nine nominees to serve on the Company’s Board of Directors, to provide an advisory vote on the Company’s executive compensation and to ratify the appointment of our independent registered public accounting firm for the fiscal year ending September 30, 2014 (“Fiscal 2014”). The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote (i) FOR the election of each of the nominees for Director, and (ii) FOR the approval, by advisory vote, of the compensation paid to our named executive officers.

How do I vote?

You may vote in one of three ways:

•	Over the Internet

If your shares are registered in your name:  Vote your shares over the Internet by accessing the Computershare proxy online voting website at: www.envisionreports.com/UGI and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are held in the name of a broker, bank or other nominee:  Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

•	By Telephone

If your shares are registered in your name:  Vote your shares over the telephone by accessing the telephone voting system toll-free at 800-652-8683 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If your shares are held in the name of a broker, bank or other nominee:  Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

•	By Mail

If you received these annual meeting materials by mail:  Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. Also, you can vote online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your proxy card and control number available.

How can I vote my shares held in the Company’s Employee Savings Plans?

You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants. Likewise, the trustee will vote shares held by the trust that have not been allocated to any account in the same manner.

How can I change my vote?

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. If you are a shareholder of record and you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal offices, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card. Alternatively, you can vote again, either over the Internet or by telephone. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following their procedure for revocation. If you are a shareholder of record and you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote. If your shares are held through a broker, bank or other nominee, and you wish to vote by ballot at the meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot. Your last vote is the vote that will be counted.

What is a quorum?

A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote.

How are votes, abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

The Director nominees will be elected by a majority of the votes cast at the Annual Meeting. Under UGI Corporation’s Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a Director nominee will be elected to the Company’s Board of Directors if the votes cast “for” such Director nominee exceed the votes cast “against” him or her. In addition, an incumbent Director will be required to tender his or her resignation if he or she does not receive a majority of the votes cast in favor of his or her election in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether or not to accept the incumbent Director’s resignation, and the Board will have ninety (90) days from the date of the election to determine whether or not to accept such resignation.

The approval, by advisory vote, of UGI Corporation’s executive compensation requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the 2014 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of the Company’s shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.

Who will count the vote?

Computershare Inc., our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

What are the deadlines for Shareholders’ proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action as follows:

•

Shareholders who wish to include a proposal in the Company’s proxy statement and proxy for its 2015 annual meeting must comply in all respects with the rules of the U.S. Securities and Exchange Commission (“SEC”) relating to such inclusion and must submit the proposals no later than August 20, 2014.

•

With respect to shareholder proposals that are not intended for inclusion in the Company’s proxy materials for the 2015 annual meeting, if such a proposal is raised at the meeting, the proxy holders will have discretionary authority to vote on the matter if the Company does not receive notice of the proposal by November 3, 2014 or, if the proposal is so received by November 3, 2014, either the Company does not include advice on the nature of the matter and how the proxy holders intend to vote on the proposal or the proposal is made in connection with certain proxy contests.

All proposals and notifications should be addressed to the Corporate Secretary.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $7,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table – Fiscal 2013, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2013.

Our subsidiary, AmeriGas Propane, Inc. (“AmeriGas Propane”), is the General Partner of AmeriGas Partners, one of our consolidated subsidiaries and a publicly-traded limited partnership. The table also shows, as of October 1, 2013, the number of common units of AmeriGas Partners, and phantom units representing common units, beneficially owned by each Director and named executive officer, and by all Directors and executive officers as a group.

Mr. Greenberg beneficially owns approximately 1.3 percent of the outstanding common stock. Each other person named in the table beneficially owns less than 1 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. Directors and named executive officers as a group own approximately 2.81 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2013 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

Name	Number of Shares of UGI Common Stock(1)	Number of UGI Stock Units Held Under 2004 Plan(2)	Exercisable Options For UGI Common Stock	Number of AmeriGas Partners, L.P. Common Units	Number of AmeriGas Partners, L.P. Phantom Units(3)

Monica M. Gaudiosi	5,477	0	16,666	0	0

Richard W. Gochnauer	8,159	8,159	25,500	0	0

Lon R. Greenberg	382,063(4)	0	1,100,000	15,000	0

Bradley C. Hall	61,883(5)	0	79,000	0	0

Frank S. Hermance	100,000(6)	6,761	21,250	0	0

Ernest E. Jones	7,711	36,806	76,500	0	0

Kirk R. Oliver	5,080(7)	0	0	1,200(7)	0

Anne Pol	3,257	74,761	76,500	0	1,100

M. Shawn Puccio	3,350	13,866	42,500	0	0

Marvin O. Schlanger	18,224(8)	62,350	76,500	1,000(8)	2,807

Jerry E. Sheridan	1,275(9)	0	85,220	26,244(10)	1,821

Roger B. Vincent	10,000(11)	23,075	68,000	6,000(11)	0

John L. Walsh	184,790(12)	0	494,999	7,000(12)	0

Directors and executive officers as a group (15 persons)	811,145	225,778	2,241,334	56,444	5,728

(1)	Sole voting and investment power unless otherwise specified.

(2)	The UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 (the “2004 Plan”) provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.

(3)	The AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. provides that phantom units will be converted to common units and paid out to Directors upon their retirement or termination of service.

(4)	Mr. Greenberg holds 248,415 shares jointly with his spouse and 116,977 shares in a charitable trust for which Mr. Greenberg and his spouse are co-trustees.

(5)	3,500 of these shares are held by a family partnership, of which Mr. Hall’s spouse is a 25% beneficial owner, and Mr. Hall holds 12,946 of these shares in his 401(k) Savings Plan.

(6)	Mr. Hermance holds these shares jointly with his spouse.

(7)	Mr. Oliver holds 5,000 shares jointly with his spouse and 80 shares in his 401(k) Savings Plan. Mr. Oliver’s spouse holds all common units shown. Mr. Oliver disclaims beneficial ownership of the common units held by his spouse.

(8)	Mr. Schlanger’s spouse holds 2,000 shares and all common units shown. Mr. Schlanger disclaims beneficial ownership of the shares and common units owned by his spouse.

(9)	Mr. Sheridan holds these shares in his 401(k) Savings Plan.

(10)	Mr. Sheridan holds 26,244 common units jointly with his spouse.

(11)	Mr. Vincent’s shares and common units are held in a family trust for which Mr. Vincent’s spouse is a trustee. Mr. Vincent disclaims beneficial ownership of the shares and common units held in the family trust.

(12)	Mr. Walsh’s shares and common units are held jointly with his spouse.

Section 16(a) – Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our Directors, certain officers and 10 percent beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2013, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2013 for the quarter ended September 30, 2013.

Securities Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Common Stock	Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	12,668,467(2)	11.1%

Common Stock	The Vanguard Group, Inc. P.O. Box 2600 V26 Valley Forge, PA 19482-2600	8,269,650(3)	7.2%

Common Stock	State Street Corporation One Lincoln Street Boston, MA 02111	7,513,116(4)	6.6%

(1)	Based on 114,468,990 shares of common stock issued and outstanding at November 13, 2013.
(2)	The reporting person, and certain related entities, has sole voting power with respect to 7,529,077 shares, sole investment power with respect to 11,052,855 shares, and shared voting and investment power with respect to 1,615,612 shares.
(3)	The reporting person, and certain related entities, has sole voting power with respect to 75,826 shares, sole investment power with respect to 8,200,124 shares, and shared investment power with respect to 69,526 shares.
(4)	The reporting person, and certain related entities, has sole voting power and sole investment power with respect to 7,513,116 shares.

ITEM 1 – ELECTION OF DIRECTORS

NOMINEES

Nine Directors will be elected at the Annual Meeting. Directors will serve until the next annual meeting or until their earlier resignation or removal. If any nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. Nine members of the Board of Directors elected at last year’s annual meeting are standing for re-election this year.

The nominees are as follows:

LON R. GREENBERG

Director since 1994

Age 63

Mr. Greenberg is a Director (since 1994) and Non-Executive Chairman of the Board of Directors. He previously served as Chief Executive Officer (since 1995), President (1994 to 2005) and Senior Vice President – Legal and Corporate Development of UGI (1989 to 1994). Mr. Greenberg also serves as a Director and Non-Executive Chairman of AmeriGas Propane, Inc. and UGI Utilities, Inc. and as a Director of Aqua America, Inc., Ameriprise Financial, Inc., and AmerisourceBergen Corporation.

MARVIN O. SCHLANGER

Director since 1998

Age 65

Mr. Schlanger is a Principal in the firm of Cherry Hill Chemical Investments, L.L.C. (a management services and capital firm for chemical and allied industries) (since 1998). Mr. Schlanger also serves as Chairman of the Board (since 2009) of CEVA Holdings LLC, an international logistics supplier, and as Chairman of the Supervisory Board of LyondellBasell Industries NV (since 2010). He was previously Chairman, Chief Executive Officer and President of Resolution Performance Products, LLC (2000 to 2005), Chairman of Covalence Specialty Materials Corp. (2006 to 2007), Chairman of Resolution Specialty Materials, LLC (2004 to 2005), Vice Chairman of Hexion Specialty Materials, LLC (2005 to 2010), and Chief Executive Officer (2012 to 2013) of CEVA Holdings LLC. Mr. Schlanger also serves as a Director of UGI Utilities, Inc., AmeriGas Propane, Inc., Taminco Global Chemical Holdings, LLP and Momentive Specialty Chemicals Holdings, LLC.

ANNE POL

Director 1993 through 1997 and

since 1999

Age 66

Mrs. Pol retired in 2005 as President and Chief Operating Officer of Trex Enterprises Corporation (a high technology research and development company), a position she had held since 2001. She previously served as Senior Vice President (1998 to 2001) and Vice President (1996 to 1998) of Thermo Electron Corporation (an environmental monitoring and analytical instruments company and a major producer of recycling equipment, biomedical products and alternative energy systems). Mrs. Pol also served as President of Pitney Bowes Shipping and Weighing Systems Division, a business unit of Pitney Bowes Inc. (mailing and related business equipment) (1993 to 1996); Vice President of New Product Programs in the Mailing Systems Division of Pitney Bowes Inc. (1991 to 1993); and Vice President of Manufacturing Operations in the Mailing Systems Division of Pitney Bowes Inc. (1990 to 1991). Mrs. Pol also serves as a Director of UGI Utilities, Inc. and AmeriGas Propane, Inc.

ERNEST E. JONES

Director since 2002

Age 69

Mr. Jones is President of EJones Consulting, LLC (since 2011) (a company that provides management consulting services to non-profit organizations). He retired from his position as President and Chief Executive Officer of Philadelphia Workforce Development Corporation (an agency that funds, coordinates and implements employment and training activities in Philadelphia, Pennsylvania) in 2010, having served in that capacity since 1998. He formerly served as President and Executive Director of the Greater Philadelphia Urban Affairs Coalition (1983 to 1998) and as Executive Director of Community Legal Services, Inc. (1977 to 1983). Mr. Jones also serves as a Director of the African American Museum in Philadelphia, the Philadelphia Contributionship, Vector Security, Inc. and UGI Utilities, Inc. He previously served as a Director of PARADIGM Global Advisors LLC, ending in 2009, and Thomas Jefferson University, ending in 2012.

JOHN L. WALSH

Director since 2005

Age 58

Mr. Walsh is a Director and President (since 2005) and Chief Executive Officer (since 2013) of UGI Corporation. In addition, Mr. Walsh serves as a Director and Vice Chairman of

AmeriGas Propane, Inc. (since 2005) and UGI Utilities, Inc. (since 2005). Previously, he also served as Chief Operating Officer of UGI Corporation (2005-2013) and as President and Chief Executive Officer of UGI Utilities, Inc. (2009 to 2011). Mr. Walsh was the Chief Executive of the Industrial and Special Products Division of the BOC Group plc (industrial gases), a position he assumed in 2001. He was also an Executive Director of BOC (2001 to 2005). He joined BOC in 1986 as Vice President-Special Gases and held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000).

ROGER B. VINCENT

Director since 2006

Age 68

Mr. Vincent is retired from his position as President of Springwell Corporation, a corporate finance advisory firm located in New York (1989 to 2010). Mr. Vincent serves as Chairman of the Board of Trustees of the ING United Funds and as a Director of UGI Utilities, Inc. He previously served as a Director of AmeriGas Propane, Inc. from 1998 to 2006.

M. SHAWN PUCCIO

Director since 2009

Age 51

Ms. Puccio is Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials) (since 2006). Ms. Puccio was formerly Vice President, Finance (2005 to 2006) and Vice President, Internal Control Services (2002 to 2005) of Saint-Gobain. Prior to joining Saint-Gobain, she was a partner with PricewaterhouseCoopers LLP, a public accounting firm (1997 to 2002), having joined Pricewaterhouse in 1984. Ms. Puccio also serves as a Director of UGI Utilities, Inc.

RICHARD W. GOCHNAUER

Director since 2011

Age 64

Mr. Gochnauer retired in May 2011 as Chief Executive Officer and a Director of United Stationers Inc. (a wholesale distributor of business products) (2002 to 2011). He previously served as President and Chief Operating Officer and Vice Chairman and President, International, of Golden State Foods Corporation (a food service industry supplier) (1994 to 2002). Prior to that, Mr. Gochnauer served as Executive Vice President of the Dial

Corporation, with responsibility for its household and laundry consumer products businesses. Mr. Gochnauer also serves as a Director of UGI Utilities, Inc., AmerisourceBergen Corporation and Golden State Foods Corporation.

FRANK S. HERMANCE

Director since 2011

Age 64

Mr. Hermance is Chairman of the Board (since 2001) and Chief Executive Officer of Ametek Inc. (a global manufacturer of electronic instruments and electromechanical devices). He previously served as President and Chief Operating Officer of Ametek Inc. (1996 to 1999). Mr. Hermance is a member of the Board of Trustees of the Rochester Institute of Technology. He also serves as a Director of UGI Utilities, Inc. and as a Director of the Greater Philadelphia Alliance for Capital and Technologies. He previously served as a Director of IDEX Corporation, ending in April 2012.

CORPORATE GOVERNANCE

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating long-term value for its shareholders and safeguarding its commitment to its other stakeholders: our employees, our customers, our suppliers and creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company. The Board also evaluates management’s performance in pursuing those strategies and achieving those objectives.

In carrying out its responsibilities under the guidelines set forth by the Principles of Corporate Governance, the Board will:

•	Approve the Company’s strategies and objectives and monitor the execution of strategies and the achievement of objectives;
•	Evaluate the performance, and approve the compensation of, the Chief Executive Officer and senior management;
•	Review plans for management succession;
•	Advise and counsel management;
•	Monitor codes of conduct and policies on corporate governance;
•	Establish and monitor Board and Committee structure;
•	Designate a Presiding Director; and
•	Assess Board and Board Committee performance.

The full text of the Company’s Principles of Corporate Governance can be found on the Company’s website, www.ugicorp.com, under Investor Relations – Corporate Governance. The Company has also adopted (i) a Code of Ethics for the Chief Executive Officer and Senior

Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and (ii) a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes and the Charters of the Corporate Governance, Audit, Compensation and Management Development, and Safety, Environmental, and Regulatory Committees of the Board of Directors are posted on the Company’s website, www.ugicorp.com, under Investor Relations – Corporate Governance. All of these documents are also available free of charge by writing to Treasurer, UGI Corporation, P.O. Box 858, Valley Forge, PA 19482, or by calling 800-844-9453.

During Fiscal 2013, the Company’s Board of Directors amended and restated the Company’s Bylaws and Principles of Corporate Governance to provide for a majority voting standard for uncontested elections of its Directors. Previously, the Company followed a plurality standard in all Director elections. During Fiscal 2013, the Board of Directors also adopted a policy prohibiting the Company’s directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners. Prior to the implementation of this policy, there were no executive officers or directors who had engaged in the hedging or pledging of UGI Corporation or AmeriGas Partners securities.

Board Leadership Structure and Role in Risk Management

Our Board of Directors determines which leadership structure best serves its needs and those of our shareholders. Currently, Mr. Greenberg serves as Non-Executive Chairman of the Board of Directors of the Company. Mr. Greenberg served as Executive Chairman and Chief Executive Officer of the Company prior to his retirement in Fiscal 2013. The Board believes that Mr. Greenberg’s previous service in both capacities provided a single source of leadership and authority for the Board due to Mr. Greenberg’s unique, in-depth knowledge of the Company’s corporate strategy and operating history. In addition, Mr. Greenberg’s dual role proved to be efficient and contributed to effective communication between the Board and management. However, the Board determined that it would be appropriate to separate the roles of Chairman and Chief Executive Officer following Mr. Greenberg’s retirement as Chief Executive Officer given his willingness to serve as the Non-Executive Chairman of the Board. The Board believes that the combination of Mr. Walsh as the Company’s Chief Executive Officer and Mr. Greenberg as Non-Executive Chairman of the Board of Directors serves the best interests of the Company.

Mr. Schlanger currently serves as the Board’s Presiding Director. Each year, the Board designates an independent, Presiding Director who chairs periodic meetings of the independent Directors and serves as principal liaison between the Chairman and the other Directors on sensitive issues.

Senior management of the Company is responsible for assessing and managing risk. Senior management has developed an enterprise risk management process intended to identify, prioritize and monitor key risks that may affect the Company. Our Board plays an important role in overseeing management’s performance of these functions. In addition to general oversight by the Board, the Board has approved the charter of its Audit Committee, and the charter sets out the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management, the general auditor and the independent auditors the Company’s enterprise risk management policies and risk management processes, including major risk exposures, risk mitigation, and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity.

In order to further assist the Board in its oversight of management’s activities in the areas of safety, environmental and regulatory compliance, the Board established the Safety, Environmental and Regulatory Compliance Committee in November 2012. The charter for the committee sets out the primary responsibilities of the committee, including review of policies, programs, procedures, initiatives and training related to safety, environmental and regulatory compliance, for the Company’s domestic and multinational business units, and discussion with management of matters related thereto.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the year ended September 30, 2013. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights significant risks and risk mitigation plans. Management also reports to the Audit Committee and the Board, and to the Safety, Environmental and Regulatory Compliance Committee on safety, environmental and regulatory compliance matters, on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Chairmen of the Audit Committee and the Safety, Environmental and Regulatory Compliance Committee report to the entire Board on their respective committee’s activities and decisions. In addition, on an annual basis, an extended meeting of the Board is dedicated to reviewing the Company’s short- and long-term strategies and objectives, including consideration of significant risks to the execution of those strategies and the achievement of the Company’s objectives.

Board Independence

The Board of Directors has determined that, other than Messrs. Greenberg and Walsh, no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange. The Board of Directors has established the following guidelines to assist it in determining director independence: (i) if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates in an amount up to $250,000 per year will not be considered to result in a material relationship between such Director and the Company, and (ii) service by a Director or his immediate family member as an executive officer or employee of a company that makes payments to, or receives payments from, the Company or its affiliates for property or services in an amount that, in any of the last three fiscal years, did not exceed the greater of $1 million or 2 percent of such other company’s consolidated gross revenues will not be considered to result in a material relationship between such Director and the Company. In making its determination of independence, the Board of Directors considered ordinary business transactions between Ms. Puccio’s and Mr. Hermance’s employers and subsidiaries of the Company that were in compliance with the categorical standards set by the Board of Directors for determining director independence.

The Board of Directors held 7 meetings in Fiscal 2013. All Directors attended at least 75 percent of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors attend the Company’s Annual Meeting of Shareholders, and each of the Company’s sitting Directors attended the 2013 Annual Meeting of Shareholders. Independent Directors of the Board also meet in regularly scheduled sessions without management. These sessions are led by our Presiding Director.

The Board of Directors has established the Audit Committee, the Compensation and Management Development Committee, the Executive Committee, the Corporate Governance Committee, and the Safety, Environmental and Regulatory Compliance Committee. All of these Committees are responsible to the full Board of Directors. The functions of and other information about these Committees are summarized below.

Board Committees

Audit Committee

•	Oversees the accounting and financial reporting processes of the Company and independent audits of the financial statements of the Company.

•	Oversees the adequacy of the Company’s controls relative to financial and business risk.

•	Monitors compliance with the Company’s enterprise risk management policies.

•	Appoints and approves the compensation of the Company’s independent accountants.

•	Monitors the independence of the Company’s independent registered public accounting firm and the performance of the independent accountants and the internal audit function.

•	Discusses with management, the general auditor and the independent auditor the Company’s policies with respect to risk assessment and risk management.

•	Provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board.

•	Oversees compliance with applicable legal and regulatory requirements.

AUDIT COMMITTEE MEMBERS: R.B. Vincent (Chairman), R.W. Gochnauer, and M.S. Puccio.

The Board of Directors has determined that all of the Audit Committee members – Messrs. Vincent and Gochnauer and Ms. Puccio, qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC. Each of the members of the Audit Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 12

Compensation and Management Development Committee

•	Establishes executive compensation policies and programs.

•	Confirms that executive compensation plans do not encourage unnecessary risk-taking.

•	Recommends to the Board base salaries and target bonus levels for senior executive personnel.

•	Assists the Board in establishing a succession plan for the positions of Chairman of the Board and Chief Executive Officer.

•	Reviews the Company’s plans for management development and senior management succession.

•

Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and, together with the other independent Directors on the Board, determines and approves the Chief Executive Officer’s compensation based upon such evaluation.

•	Reviews with management the Compensation Discussion and Analysis included in the Company’s proxy statement.

•	Approves the awards and payments to be made to senior executive personnel of the Company under its long-term compensation plans.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE MEMBERS: M.O. Schlanger (Chairman), F.S. Hermance, E.E. Jones, and A. Pol.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 8

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Management Development Committee are Messrs. Schlanger, Hermance and Jones and Mrs. Pol. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of UGI Corporation is a director.

Executive Committee

•	Has the full power of the Board between meetings of the Board, with specified limitations relating to major corporate matters.

EXECUTIVE COMMITTEE MEMBERS: M.O. Schlanger (Chairman), L.R. Greenberg, R.B. Vincent, and J.L. Walsh.

MEETINGS HELD LAST YEAR: 0

Corporate Governance Committee

•	Identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board on this matter.

•	Reviews and recommends candidates for committee membership and chairs.

•	Advises the Board with respect to significant developments in corporate governance matters.

•	Reviews and assesses the performance of the Board and each Committee.

•	Reviews and recommends Director compensation.

•	Reviews directors’ and officers’ indemnification and insurance coverage.

Selection and Evaluation of Board Candidates

The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of importance to the Company, such as general management, finance, energy distribution, international business, law and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees. With respect to incumbent Directors, the Committee also considers past performance of the Director on the Board. As part of the process of selecting independent Board candidates, the Committee obtains an opinion of the Company’s General Counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards. The Committee generally relies upon recommendations from a wide variety of its business contacts, including current non-management Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. The Committee may also use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director. Mr. Hermance was recommended to the Committee as a possible nominee by a third-party executive search firm.

The Committee conducts an annual assessment of the composition of the Board and Committees and reviews with the Board the appropriate skills and characteristics required of Board members. When considering whether the Board’s Directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to satisfy the oversight responsibilities of the Board, the Committee and the Board considered primarily the information about the backgrounds and experiences of the nominees contained under the caption “Nominees” on pages 12 to 15. In particular, with regard to Mr. Greenberg, the Board considered his executive leadership and vision demonstrated in leading the Company’s successful growth for more than 18 years, and his extensive industry knowledge and experience. With regard to Mr. Schlanger, the Board considered his senior management experience as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of ARCO Chemical Company, a large public company, and his experience serving as chairman, director and committee member on the boards of directors of large public and private international companies, including his experience serving on boards of directors of public companies as a result of being nominated by a major shareholder. With regard to Mrs. Pol, the Board considered her significant experience as a senior executive managing high technology, traditional manufacturing and services businesses, including experience in human resource management, and her insight into government regulatory issues. With regard to Mr. Jones, the Board considered his extensive experience managing government and non-profit organizations as Chief Executive Officer, his public and private company directorship experience and his insight into workforce, regulatory, banking and legal issues. With regard to Mr. Walsh, the Board considered his appointment as Chief Executive Officer following Mr. Greenberg’s retirement, his experience managing the Company as Chief Operating Officer, his prior senior management experience with a global public company, and his broad industry knowledge and insight. With regard to Mr. Vincent, the Board considered his senior executive experience in banking and finance, and his extensive public and private company directorship and committee experience, including his experience as Chairman of the Board of a major mutual fund organization. With regard to Ms. Puccio, the Board considered her senior financial management experience with a global company and her extensive public accounting knowledge and experience. With regard to Mr. Gochnauer, the Board considered his experience as Chief Executive Officer of a large public company, his international business senior management experience, and his public and private company directorship experience. With regard to Mr. Hermance, the Board considered his senior management experience as a Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of a large global public company, his extensive international business experience, his public company directorship and committee experience, and his extensive mergers and acquisitions knowledge and experience.

Written recommendations by shareholders for director nominees should be delivered to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia,

PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws. If you intend to nominate a candidate from the floor at an annual meeting, please contact the Corporate Secretary.

CORPORATE GOVERNANCE COMMITTEE MEMBERS: E.E. Jones (Chairman), M.O. Schlanger, and R.W. Gochnauer.

Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.

MEETINGS HELD LAST YEAR: 4

Safety, Environmental and Regulatory Compliance Committee

•	Reviews adequacy of and provides oversight with respect to the Company’s safety, environmental and regulatory compliance policies, programs, procedures, initiatives and training.

•	Reviews risks associated with the Company’s multinational businesses.

•	Reviews reports regarding the Company’s code of ethical conduct for employees to the extent relating to safety, environmental or regulatory compliance matters.

•	Discusses with management the Company’s safety results, environmental claims and regulatory compliance matters.

•	Discusses with management the regulatory environment within which the Company operates.

•	Periodically reports to the Board on safety, environmental and regulatory compliance matters.

SAFETY, ENVIRONMENTAL AND REGULATORY COMPLIANCE COMMITTEE MEMBERS: F.S. Hermance (Chairman), A. Pol and M.S. Puccio.

MEETINGS HELD LAST YEAR: 2

Communications with the Board

You may contact the Board of Directors or the non-management Directors as a group by writing to them c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482. These contact instructions have been posted on the Company’s website at www.ugicorp.com under Investor Relations – Corporate Governance.

Any communications directed to the Board of Directors or the non-management Directors as a group from employees or others that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee of the Board.

All other communications directed to the Board of Directors or the non-management Directors as a group are initially reviewed by the General Counsel. The Chairman of the Corporate Governance Committee is advised promptly of any such communication that alleges misconduct on the part of Company management or raises legal, ethical or compliance concerns about Company policies or practices.

On a periodic basis, the Chairman of the Corporate Governance Committee receives updates on other communications that raise issues related to the affairs of the Company but do not fall into the two prior categories. The Chairman of the Corporate Governance Committee determines which of these communications he would like to see. The Corporate Secretary maintains a log of all such communications that is available for review for one year upon request of any member of the Board.

Typically, we do not forward to our Board of Directors communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including customer complaints, job inquiries, surveys, polls and business solicitations.

COMPENSATION OF DIRECTORS

The table below shows the components of director compensation for Fiscal 2013. A Director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.

Director Compensation Table – Fiscal 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

S. D. Ban	27,558	165,946	41,336	0	0	0	234,840

R. W. Gochnauer	80,438	98,513	41,336	0	0	0	220,287

L. R. Greenberg	200,000	0	0	0	0	0	200,000

F. S. Hermance	82,625	97,065	41,336	0	0	0	221,026

E. E. Jones	87,000	128,194	41,336	0	1,394	0	257,924

A. Pol	85,462	167,520	41,336	0	905	0	295,223

M.S. Puccio	82,000	104,426	41,336	0	0	0	227,762

M. O. Schlanger	112,000	154,660	41,336	0	0	0	307,996

R. B. Vincent	92,000	113,968	41,336	0	0	0	247,304

(1)	Annual Retainers. In Fiscal 2013, the Company paid its non-management Directors an annual retainer of $77,000 for Board service and paid an additional annual retainer of $5,000 to members of the Audit Committee, other than the chairperson. The Company also paid an annual retainer to the chairperson of each of the Committees, other than the Executive Committee, as follows: Audit, $15,000; Compensation and Management Development, $15,000; Corporate Governance, $10,000; and Safety, Environmental and Regulatory Compliance, $7,500. The Company pays no meeting attendance fees. The Company also paid its Presiding Director a retainer of $20,000 in Fiscal 2013.

Mr. Greenberg’s amount reflects a pro-rated retainer for the number of months he served as Non-Executive Chairman of the Company’s Board of Directors during Fiscal 2013. Mr. Greenberg will not receive any equity compensation for his service as Non-Executive Chairman.

(2)

Stock Awards.  All Directors named above, except for Mr. Greenberg, received 2,800 stock units in Fiscal 2013 as part of their annual compensation. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65 percent in shares and 35 percent in cash, based on the value of a share, upon retirement or termination of service. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 14 to our audited consolidated financial statements for Fiscal 2013, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The dollar value shown in column (c) above reflects each Director’s annual award, as well as the accumulation of stock units credited upon the conversion of dividend equivalents. The grant date fair value of each Director’s annual award of 2,800 stock units was $92,960. The grant date fair value of the stock units credited upon the conversion of dividend equivalents to stock units in Fiscal 2013 was as follows: Dr. Ban, $72,986; Mr. Hermance, $4,105; Mr. Gochnauer, $5,553, Mr. Jones, $35,234; Mrs. Pol, $74,560; Ms. Puccio, $11,466; Mr. Schlanger, $61,700; and Mr. Vincent, $21,008. For the number of stock units credited to each Director’s account as of September 30, 2013, see SECURITIES OWNERSHIP OF MANAGEMENT—Beneficial Ownership of Directors, Nominees and Named Executive Officers – Number of UGI Stock Units Held Under 2004 Plan.

(3)	Stock Options. All non-employee Directors, excluding Mr. Greenberg, received 8,500 stock options in Fiscal 2013 as part of their annual compensation. The options were granted under the Company’s 2004 Plan. The option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a future date. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability or death. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service, or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death, or the original expiration date. If termination of service occurs due to retirement, as defined in the 2004 Plan, the option remains exercisable through its original expiration date. The amounts shown in column (d) above represent the grant date fair value of each Director’s Fiscal 2013 award of 8,500 stock options. For the number of stock options held by each Director as of September 30, 2013, see SECURITIES OWNERSHIP OF MANAGEMENT—Beneficial Ownership of Directors, Nominees and Named Executive Officers – Exercisable Options for UGI Common Stock.

(4)	The amounts shown in column (f) represent above-market earnings on deferred compensation. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Director Compensation Table – Fiscal 2013, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the deferred compensation plan for Fiscal 2013 was 2.89 percent, which is 120 percent of the federal long-term rate for December 2012.

Notwithstanding anything to the contrary, the following reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
OF THE BOARD OF DIRECTORS

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013 and the Company’s proxy statement for the 2014 Annual Meeting of Shareholders.

Compensation and Management

Development Committee

Marvin O. Schlanger, Chairman

Frank S. Hermance

Ernest E. Jones

Anne Pol

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and acts under a written charter adopted by the Board of Directors. As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of and oversee the work of the Company’s independent auditors.

In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2013. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board, and the independent auditors’ independence. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2003. Their audit report appears in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. In accordance with sound corporate governance practices and to ensure that the Committee and our shareholders are receiving the best and most cost-effective audit services available, the Committee has determined that it is in the best interests of the Company and its shareholders to commence a request for proposal process for audit services during the 2014 fiscal year. PricewaterhouseCoopers LLP will be invited to participate in that process.

Based upon the reviews and discussions described in this report, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 for filing with the SEC.

Audit Committee

Roger B. Vincent, Chairman

Richard W. Gochnauer

M. Shawn Puccio

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In the course of its meetings, the Audit Committee considered whether the provision by PricewaterhouseCoopers LLP of the professional services described below was compatible with PricewaterhouseCoopers LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving all audit and permissible non-audit services provided by the independent accountants.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, in Fiscal 2013 and 2012 were as follows:

	2013	2012
Audit Fees(1)	$4,432,304	$5,354,898
Audit-Related Fees	11,000	47,500
Tax Fees(2)	634,825	697,164
All Other Fees(3)	160,353	72,500

Total Fees for Services Provided	$5,238,482	$6,172,062

(1)	Audit Fees were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) subsidiary audits, (iii) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, AmeriGas Partners and UGI Utilities, Inc., and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters. The year-over-year decrease in audit fees is primarily attributable to audit efficiencies at AmeriGas Propane associated with the integration of Heritage Propane.
(2)	Tax Fees were for the preparation of Substitute Schedule K-1 forms for unitholders of AmeriGas Partners and tax consulting services.
(3)	All Other Fees for Fiscal 2013 include a cyber security assessment and software license fees.

As a result of the Audit Committee’s decision to conduct a request for proposal process for audit services, the Company’s shareholders are not being asked to ratify the appointment of any auditor as the Company’s independent registered public accounting firm for Fiscal 2014.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has a written policy for the review and approval of Related Person Transactions. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this COMPENSATION DISCUSSION AND ANALYSIS, we address the compensation paid or awarded to the following executive officers: John L. Walsh, our President and Chief Executive Officer since April 1, 2013, and our President and Chief Operating Officer through March 31, 2013; Kirk R. Oliver, our Chief Financial Officer; Lon R. Greenberg, our non-executive Chairman of the Board of Directors and, through March 31, 2013, our Chief Executive Officer; Jerry E. Sheridan, President and Chief Executive Officer of AmeriGas Propane; Monica M. Gaudiosi, our Vice President, General Counsel and Secretary; and Bradley C. Hall, Vice President – New Business Development. We refer to these executive officers as our “named executive officers” for Fiscal 2013.

Compensation decisions for Messrs. Walsh, Oliver, Greenberg, and Hall and Ms. Gaudiosi were made by the independent members of our Board of Directors after receiving the recommendations of its Compensation and Management Development Committee. Compensation decisions for Mr. Sheridan were made by the independent members of the Board of Directors of AmeriGas Propane, the General Partner of AmeriGas Partners, after receiving the recommendation of its Compensation/Pension Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation and AmeriGas Propane, and the term “Committee” or “Committees” to refer to the UGI Corporation Compensation and Management Development Committee and/or the AmeriGas Propane, Inc. Compensation/Pension Committee as appropriate in the relevant compensation decisions, unless the context indicates otherwise. We refer to our 2013, 2012, and 2011 fiscal years as “Fiscal 2013,” “Fiscal 2012,” and “Fiscal 2011,” respectively.

Mr. Greenberg retired as Chief Executive Officer of UGI Corporation, effective April 1, 2013. Mr. Greenberg received a prorated salary in Fiscal 2013 based on his retirement date. In addition, Mr. Greenberg received a prorated annual bonus primarily based on his target bonus award opportunity. Mr. Greenberg also received compensation for his role as non-executive Chairman of the Boards of Directors of UGI Corporation, UGI Utilities, Inc. and AmeriGas Propane during Fiscal 2013. See Compensation of Directors – Director Compensation Table –Fiscal 2013 and accompanying narrative for additional information.

Executive Summary

•	Objectives of Our Compensation Program

Our compensation program for named executive officers is designed to:

•	provide a competitive level of total compensation;
•	motivate and encourage our executives to contribute to our financial success;
•	retain talented and experienced executives; and
•	reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.

•	Components of Annual Fiscal 2013 Compensation Program

The following chart provides a brief summary of the principal elements of our executive compensation program for Fiscal 2013. We describe these elements, as well as retirement, severance and other benefits, in more detail later in this COMPENSATION DISCUSSION AND ANALYSIS.

Components of Compensation Paid to Named Executive Officers in Fiscal 2013

Compensation Element	Form	Compensation Objective	Relation to Performance	2013 Actions/Results
Salary	Fixed annual cash paid bi-weekly	Compensate executives for their level of responsibility and sustained individual performance based on market data.	Merit salary increases are based on subjective performance evaluations.	Merit salary increases ranged from 2.0% to 6.0%.

Annual Bonus Awards	Variable cash and equity, paid on an annual basis.	Motivate executives to focus on achievement of our annual business objectives.	The amount of the annual bonus, if any, is entirely dependent on achievement of our goals relating to EPS (for Messrs. Walsh, Oliver and Greenberg and Ms. Gaudiosi), EBITDA, subject to adjustment for customer growth (for Mr. Sheridan), and net income of UGI Energy Services, Inc. and UGI Development Company (for Mr. Hall).

Target incentives ranged from 60% to 120% of salary.

Actual bonuses earned were based on entity performance as follows:

UGI Corporation, 95.9% of target.

AmeriGas Propane, 67.2% of target.

UGI Energy Services, Inc., 80.3% of target.

UGI Development Company, 107.5% of target.

Mr. Hall’s bonus is based 85% on the results of UGI Energy Services, Inc. and 15% on UGI Development Company, resulting in a payout of 84.4% of target.

Long-Term Compensation	Stock Options	Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performances goals, as the value of stock options is a function of the price of our stock.	The increase in value of stock options is dependent on increases in our stock price.	Stock options constitute approximately 50% of our long-term compensation opportunity (approximately 35% for Mr. Sheridan). The number of shares underlying option awards ranged from 42,000 shares to 300,000 shares.

Performance Units payable in common units or Company stock	Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to other utility-based companies or total AmeriGas Partners common unitholder return that compares favorably to energy master limited partnerships.	The total shareholder return of Company stock (or unitholder return of AmeriGas Partners common units) relative to entities in an industry index over a three-year period.

Performance units constitute approximately 50% of our long-term compensation opportunity (approximately 65% for Mr. Sheridan). The number of performance units awarded in Fiscal 2013 ranged from 6,000 to 65,000.

The actual number of common units or shares to be awarded can range from 0% to 200% of performance units awarded, depending on comparative returns during the three-year period from January 1, 2013 through December 31, 2015.

The following table is provided as supplemental information because we believe it illustrates a clear picture of the total direct performance-based compensation paid or awarded to Mr. Walsh in Fiscal 2013, 2012 and 2011. A comparable illustration would apply to our other named executive officers. The information in the supplemental table below differs from the information in the Summary Compensation Table in several ways. Specifically, the table below omits the columns captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” because these amounts are not considered in establishing annual total cash compensation and total direct compensation and some of the amounts in those columns of the Summary Compensation Table can vary significantly from year to year. The table below shows actual (or estimated in the case of performance related to Fiscal 2013) performance unit payout values and the intrinsic value of stock options awarded to Mr. Walsh based on UGI’s stock price on September 30, 2013.

Fiscal Year	Salary	Non-Equity Incentive Comp/ Bonus	Performance Unit Payout(1)	Total Intrinsic Value of Stock Options in Fiscal 2013 (Valued at 9/30/13)	Total Direct Compensation
2013(2)	$861,710	$902,454	$910,842(3)	$840,520	$3,515,526
2012	$701,470	$413,478	$597,764(4)	$1,216,250	$2,928,962
2011	$674,040	$558,494	$0	$943,750	$2,176,284

(1)	Payout calculated for three-year performance periods based on calendar years, not fiscal years.
(2)	Mr. Walsh’s salary reflects the portion of Fiscal 2013 that he served as President and Chief Operating Officer (until April 1, 2013) and his promotion to president and Chief Executive Officer (effective April 1, 2013).
(3)	Estimated based on performance through November 30, 2013 for the 2011-2013 performance period based on the Company’s current rank equal to the 46th percentile compared to its peer group.
(4)	Actual payout for the 2010-2012 performance period based on Company’s rank equal to the 42nd percentile compared to its peer group.

•	Link Between Our Financial Performance and Executive Compensation

In 2013, we were ranked in the top quartile in a survey of the Fortune 500 companies for total return to shareholders over the last 10 years. The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our total return to our shareholders, and in the case of AmeriGas Partners, our total return to our unitholders. We believe that the principal performance-based components of our compensation program have effectively linked our executives’ compensation to our financial performance, as indicated below.

Short-Term Incentives — Annual Bonuses

Our annual bonuses are directly tied to one key financial metric for each executive—earnings per share (“EPS”) (in the case of Messrs. Walsh, Oliver and Greenberg and Ms. Gaudiosi), net income of UGI Energy Services, Inc. and its subsidiaries (“UGI Energy Services”) (in the case of Mr. Hall) and AmeriGas Propane’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted to exclude acquisition and transition expenses related to heritage Propane acquisition (“Adjusted EBITDA”) and then modified for customer growth (in the case of Mr. Sheridan). As illustrated in the below chart, when the Company’s EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. Similarly, when EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. The forgoing correlation between the EPS and bonus payout amounts would also be true with respect to the correlation between (i) Adjusted EBITDA and Mr. Sheridan’s bonus payout and (ii) UGI Energy Services’ net income and Mr. Hall’s bonus payout. Each Committee has discretion under our executive annual bonus plans to (i) adjust EPS and EBITDA for extraordinary items or other events as the Committee deems appropriate, and (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent. See COMPENSATION DISCUSSION AND ANALYSIS— Elements of Compensation — Annual Bonus Awards.

Fiscal Year	UGI Corporation Targeted EPS Range	UGI Corporation Actual EPS		% of Target Bonus Paid to UGI named executive officers (1)
2013	$2.45-$2.55	$2.39	(2)	95.9%
2012	$2.35-$2.45	$1.76		62.0%
2011	$2.30-$2.40	$2.06		88.7%
2010	$2.20-$2.30	$2.36		107.3%
2009	$2.10-$2.20	$2.36		149.1%

(1)	For Fiscal 2013, the calculation of Mr. Greenberg’s bonus is described in “Elements of Compensation – Annual Bonus Awards” of this COMPENSATION DISCUSSION AND ANALYSIS.
(2)	Actual Fiscal EPS based on EPS published in UGI Corporation’s earnings release dated November 18, 2013.

Long-Term Incentives — Stock Options

Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by SEC regulations, which is based on grant date fair value as determined under generally accepted accounting principles in the United States (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From the perspective of our executives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s stock. As further demonstrated by the following table, which pertains to stock options granted in Fiscal 2013 to Mr. Walsh, the fiscal year-end intrinsic value of the options granted to our executives during Fiscal 2013 is less than the amounts set forth in column (f) of the Summary Compensation Table.

Fiscal Year	Number of Shares Underlying Options Granted to Mr. Walsh	Summary Compensation Table Option Awards Value	Exercise Price Per Share	Price Per Share at 9/30/13	Total Intrinsic Value of Options at 9/30/13
2013	205,000	$1,060,319	(1)	$39.13	$840,520
2012	125,000	$543,065	$29.40	$39.13	$1,216,250
2011	125,000	$678,750	$31.58	$39.13	$943,750

(1)	Mr. Walsh received 119,000 options on January 1, 2013 with an exercise price of $32.71 and 86,000 options on April 1, 2013 with an exercise price of $38.24.

Long-Term Incentives — Performance Units

The performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares or partnership units ultimately awarded is entirely dependent on the total shareholder return (“TSR”) on UGI Corporation common stock (or, in the case of Mr. Sheridan, total unitholder return (“TUR”) on AmeriGas Partners’ common units), relative to a competitive peer group, which will not be determined with respect to performance units granted in Fiscal 2013 until the end of 2015.

The following tables show the correlation between (i) levels of UGI Corporation TSR and AmeriGas Partners TUR, and long-term incentive compensation paid in Fiscal 2013, Fiscal 2012 and Fiscal 2011, and (ii) the estimated payout for fiscal year 2013 using November 30, 2013, instead of December 31, 2013, as the end of the three-year performance period. The tables also compare UGI Corporation TSR and AmeriGas Partners TUR to the average shareholder and unitholder return of their respective peer groups.

Performance Period (Calendar Year)	UGI Corporation Total Shareholder Return Ranking Relative to Peer Group	UGI Corporation Total Shareholder Return (1)	Total Average Shareholder Return of Peer Group (Excluding UGI Corporation)	UGI Corporation Performance Unit Payout as a Percentage of Target
2011 — 2013 (2)	22nd out of 40 (46th percentile)	45.6%	51.5%	80.8%
2010 — 2012	19th out of 32 (42nd percentile)	46.9%	45.4%	59.7%
2009 — 2011	24th out of 34 (30th percentile)	35.4%	50.8%	0%
2008 — 2010	2nd out of 32 (97th percentile)	27.3%	-9.3%	191.9%

(1)	Calculated in accordance with the UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 (the “2004 Plan”).
(2)	Estimated rankings and payouts reflect the TSR of UGI Corporation for the 2011-2013 performance period through November 30, 2013. Actual payouts for 2013 will be determined January 1, 2014. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

Performance Period (Calendar Year)	AmeriGas Partners Total Unitholder Return Ranking Relative to Peer Group	AmeriGas Partners Total Unitholder Return (1)	Total Average Unitholder Return of Peer Group (Excluding AmeriGas Partners)	AmeriGas Partners Performance Unit Payout as a Percentage of Target
2011 — 2013 (2)	37th out of 46 (20th percentile)	14.5%	48.6%	0%
2010 — 2012	34th out of 44 (23rd percentile)	35.2%	80.5%	0%
2009 — 2011	12th out of 19 (39th percentile)	96.7%	131.7%	0%
2008 — 2010	6th out of 19 (74th percentile)	63.7%	56.5%	147.8%

(1)	Calculated in accordance with the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on Behalf of AmeriGas Partners, L.P. effective July 30, 2010 (the “AmeriGas 2010 Plan”).
(2)	Estimated rankings and payouts reflect the TUR of AmeriGas Partners for the 2011-2013 performance period through November 30, 2013. Actual payouts for 2013 will be determined January 1, 2014. It is important to note that the performance periods are based on calendar years, which do not conform to AmeriGas Partners’ fiscal years.

As noted below, beginning with performance units granted in Fiscal 2011, total shareholder return for UGI Corporation is compared to companies in the Russell MidCap Utilities Index (exclusive of telecommunications companies) (“Adjusted Russell MidCap Utilities Index”), rather than to companies in the S&P Utilities Index. In addition, beginning in Fiscal 2010, total unitholder return for AmeriGas Partners is compared to the energy master limited partnerships and limited liability companies in the Alerian MLP Index, rather than to the group of selected publicly-traded limited partnerships engaged in the propane, pipeline and coal industries.

The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committees believe there is an appropriate link between executive compensation and the Company’s performance.

•	Compensation and Corporate Governance Practices

The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•	The Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant.

•

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2013, 82 percent of the principal compensation components, in the case of Messrs. Walsh and Greenberg, and 64 percent to 78 percent of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or total shareholder return.

•

The Company awards a substantial portion of compensation in the form of long-term awards namely stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance (or, in the case of Mr. Sheridan, performance relative to AmeriGas Partners common units).

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We also have not entered into change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code since 2010. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control.

•	We have meaningful stock ownership guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership Guidelines.

•	We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a significant restatement of the Company’s financial results.

•

During Fiscal 2013, we implemented a policy prohibiting the Company’s directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners. Prior to the implementation of this policy, there were no executive officers or directors who had engaged in the hedging or pledging of UGI Corporation or AmeriGas Partners securities.

The Compensation Committee believes that, during Fiscal 2013, there was no conflict of interest between Pay Governance and the Compensation Committee. Additionally, the Compensation Committee believes that Pay Governance was independent. In reaching the foregoing conclusions, the Compensation Committee considered the factors set forth by the New York Stock Exchange regarding compensation committee advisor independence.

Compensation Philosophy and Objectives

Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder and common unitholder value.

In Fiscal 2013, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), perquisites, retirement benefits and other benefits, all as described in greater detail in this COMPENSATION DISCUSSION AND ANALYSIS. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

Determination of Competitive Compensation

In determining Fiscal 2013 compensation, the Committees engaged Pay Governance as their compensation consultant. The primary duties of Pay Governance were to:

•	Provide the Committees with independent and objective market data;
•	Conduct compensation analysis;
•	Review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives;
•	Review components of our compensation program as requested from time to time by the Committees and recommend plan design changes as appropriate; and
•	Provide general consulting services related to the fulfillment of the Committees’ charters.

Pay Governance has not provided actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally all of its services are those that it provides to the Committees. Pay Governance has provided market data for positions below the senior executive level as requested by management, but its fees for this work historically are modest relative to its overall fees.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2012 by Pay Governance. Pay Governance provided us with two reports: the “2012 Executive Cash Compensation Review” and the “2012 Executive Long-Term Incentive Review.” We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committees do benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committees exercise discretion and also review other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.

In order to provide the Committee with data reflecting the relative sizes of UGI’s nonutility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Towers Watson 2012 General Industry Executive Compensation Database (“General Industry Database”) and the Towers Watson 2012 Energy Services Executive Compensation Database (“Energy Services Database”). Towers Watson’s General Industry Database is comprised of approximately 435 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Towers Watson Energy Services Database is comprised of approximately 95 companies, primarily utilities. For Messrs. Walsh, Oliver, Greenberg and Hall and Ms. Gaudiosi, Pay Governance weighted the General Industry Database survey data 75 percent and the Energy Services Database survey data 25 percent and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75 percent = $75,000) plus ($90,000 x 25 percent = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our nonutility and utility businesses. For Mr. Sheridan, we referenced Towers Watson’s 2012 General Industry Database. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his or her salary grade approximates the 50th percentile of “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. In other words, the adjustment reflects the expectation that a larger company would be more likely to pay a higher amount of compensation for the same position than a smaller company. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15 percent of the median going rate developed by Pay Governance to be competitive.

Elements of Compensation

•	Salary

Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of UGI Corporation, AmeriGas Partners or UGI Energy Services, as the case may be.

As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Based on the data provided by Pay Governance in July 2012, we increased the range of salary in each salary grade for each named executive officer, other than Mr. Greenberg, by 1.5 percent. The Committee established Mr. Greenberg’s Fiscal 2013 salary grade midpoint at the market median of comparable executives as identified by Pay Governance based on its analysis of the executive compensation databases. For Mr. Greenberg, this resulted in an increase of the range of salary in his salary grade from the prior year of approximately 5 percent.

For Fiscal 2013, the merit increases were targeted at 2.5 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Messrs. Greenberg and Sheridan, in their capacities as chief executive officers of UGI and AmeriGas Propane, respectively, had additional goals and objectives for Fiscal 2013, as established during the first fiscal quarter of Fiscal 2013. Mr. Greenberg’s annual goals and objectives included the achievement of annual financial goals, the transition of Chief Executive duties and responsibilities to Mr. Walsh, collaboration with Mr. Walsh on a succession plan for senior leadership of the Company and its subsidiaries, and leadership in identifying investment opportunities for the Company and its subsidiaries. Mr. Sheridan’s annual goals and objectives for Fiscal 2013 included achievement of annual financial goals, establishment of a customer advocacy function to improve customer service and implementation of AmeriGas Propane’s growth strategies. All named executive officers received a salary in Fiscal 2013 that was within 82 percent to 117 percent of the midpoint for his or her salary range.

The following table sets forth each named executive officer’s Fiscal 2013 salary.

			Percentage Increase
Name	Salary		over Fiscal 2012 Salary
John L. Walsh	$861,710	(1)	6.0%(1)
Kirk R. Oliver	$515,000		N/A
Lon R. Greenberg	$594,594	(2)	5.0%
Jerry E. Sheridan	$475,020		4.0%(3)
Monica M. Gaudiosi	$408,044		2.0%
Bradley C. Hall	$358,254		4.0%(4)

(1)	Mr. Walsh’s salary reflects the portion of Fiscal 2013 that he served as President and Chief Operating Officer (until April 1, 2013) as well as his promotion to President and Chief Executive Officer (effective April 1, 2013). Following his promotion, Mr. Walsh’s Fiscal 2013 salary compared to his Fiscal 2012 salary was approximately 22.8% higher.
(2)	Mr. Greenberg’s salary was prorated based on his retirement date of April 1, 2013. During Fiscal 2013, Mr. Greenberg also received a payout for his earned and accrued vacation equal to $134,813 and compensation as Chairman of the Board of Directors of the General Partner. See Compensation of Directors – Director Compensation Table—Fiscal 2013 and accompanying narrative for additional information.
(3)	Mr. Sheridan received a merit salary increase of 4.0% in Fiscal 2013, plus an equity adjustment of $7,000 to better align Mr. Sheridan’s salary with the market data provided by Pay Governance. Including this equity adjustment, Mr. Sheridan’s total increase in salary was 5.6% over Fiscal 2012. For purposes of the comparison to Fiscal 2012, an annualized salary that assumed Mr. Sheridan had served as the President and Chief Executive Officer for the entire Fiscal 2012 was used.
(4)	Mr. Hall received a merit salary increase of 4.0% in Fiscal 2013, plus an equity adjustment of $15,000 to better align Mr. Hall’s salary with the market data provided by Pay Governance. Including the equity adjustment, Mr. Hall’s total increase in salary over Fiscal 2012 was 8.6% over Fiscal 2012.

•	Annual Bonus Awards

Our annual bonus plans provide our named executive officers with the opportunity to earn annual cash and equity incentives provided that certain performance goals are satisfied. Our annual incentives are intended to motivate our executives to focus on the achievement of our annual business objectives by providing competitive incentive opportunities to those executives who have the ability to significantly impact our financial performance. We believe that basing a meaningful portion of an executive’s compensation on financial performance emphasizes our pay for performance philosophy and will result in the enhancement of shareholder or unitholder value.

In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we positioned the amount at the 50th percentile for comparable positions. Beginning in Fiscal 2013, we changed the target award level from a range (the 50th to 75th percentile) to the 50th percentile to more closely align our policy with past practice.

Messrs. Walsh, Oliver, Greenberg and Hall and Ms. Gaudiosi participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”), while Mr. Sheridan participates in the AmeriGas Propane, Inc. Executive Annual Bonus Plan (the “AmeriGas Bonus Plan”). For Messrs. Walsh, Oliver and Greenberg and Ms. Gaudiosi, the entire target award opportunity was based on the Company’s EPS. We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and EPS provides a straightforward, “bottom line” measure of the performance of an executive in a large, well-established corporation.

For similar reasons, Mr. Sheridan’s target award opportunity was principally based on AmeriGas Partners’ EBITDA, adjusted to exclude acquisition and transition expenses related to the Heritage Propane acquisition (“Adjusted EBITDA”). Adjusted EBITDA was then subject to modification based on achievement of AmeriGas Partners’ customer growth goal, as described below. We believe that customer growth for AmeriGas Partners is an important component of the bonus calculation because we foresee no or minimal growth in total demand for propane in the next several years, and, therefore, customer growth and customer retention are important factors in our ability to improve the long-term financial performance of AmeriGas Partners. Additionally, the customer growth adjustment serves to balance the risk of AmeriGas Partners’ achieving short-term annual financial goals at the expense of AmeriGas Partners’ long-term goal to increase its customer base. In prior years, bonus awards were based on earnings per common unit (“EPU”), subject to adjustment based on customer growth. Given the Heritage Propane acquisition in Fiscal 2012 and its overall effect on the financial results of AmeriGas Partners, in Fiscal 2013, the Committee changed the financial metric from EPU to EBITDA to remove uncertainties associated with the calculation of depreciation and amortization levels.

Mr. Hall’s target award opportunity was based on the net income of the Company’s Midstream and Marketing business conducted through its subsidiary, UGI Energy Services, Inc., and its subsidiary that conducts its electric generation business, UGI Development Company. Specifically, Mr. Hall’s target award opportunity was based (i) 85 percent on the targeted net income of UGI Energy Services, Inc. (excluding UGI Development Company) and (ii) 15 percent on the targeted net income of UGI Development Company.

Each Committee has discretion under our executive annual bonus plans to (i) adjust EPS and EBITDA for extraordinary items or other events as the Committee deems appropriate, (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent, and (iii) beginning in Fiscal 2013, review quantitative factors (such as Company performance) and qualitative factors (such as individual performance and overall contributions to the Company) when determining the annual bonus to be paid to an executive who terminates employment during the fiscal year on account of retirement, death or disability. In addition, during Fiscal 2013, each of the UGI Bonus Plan and the AmeriGas Bonus Plan was amended to provide that, unless the Committee determines otherwise, all executive officers who have not fulfilled their equity ownership requirement receive as part of their ongoing compliance up to 10 percent of their gross annual bonus in fully vested UGI Corporation stock or AmeriGas Partners common units, as applicable.

The bonus award opportunity for each of Messrs. Walsh, Oliver and Greenberg and Ms. Gaudiosi was structured so that no amounts would be paid unless the Company’s EPS was at least 80 percent of the target amount, with the target bonus award being paid out if the Company’s EPS was 100 percent of the targeted EPS. The maximum award, equal to 200 percent of the target award, would be payable if EPS equaled or exceeded 120 percent of the EPS target. The targeted EPS for bonus purposes for Fiscal 2013 was established to be in the range of $2.45 to $2.55 per share, and EPS achieved for Fiscal 2013, as published in the Company’s Earnings Release dated November 18, 2013, was $2.39. The Committee exercised its discretion and adjusted the actual EPS for bonus purposes to exclude the impact of transition expenses and margin income earned during Fiscal 2013 associated with an acquisition in Poland. As a result, EPS, as adjusted for purposes of the bonus calculation, was $2.40 and Messrs. Walsh and Oliver and Ms. Gaudiosi each received a bonus payout equal to 95.9 percent of his or her target award for Fiscal 2013, with each receiving 10 percent of his or her payout in Company stock to satisfy his or her ongoing stock ownership compliance requirement.

In accordance with the Company’s Annual Bonus Plan, Mr. Greenberg was eligible to receive a portion of his Fiscal 2013 annual bonus for his service as Chief Executive Officer through his retirement date of April 1, 2013. In calculating Mr. Greenberg’s bonus, the Committee prorated his target bonus to reflect both the period of time Mr. Greenberg served as Chief Executive Officer during Fiscal 2013 as well as Mr. Greenberg’s accrued vacation time which he did not use in order to ensure a smooth transition of his duties. Pursuant to the Annual Bonus Plan, the Committee then considered quantitative factors, including the Company’s performance through Mr. Greenberg’s retirement date, and qualitative factors, including Mr. Greenberg’s service to the Company and his proven leadership during his tenure and increased Mr. Greenberg’s bonus amount by approximately ten percent. As a result, Mr. Greenberg received a bonus for Fiscal 2013 equal to $1,050,000.

For Mr. Hall, the 85 percent component of the bonus award opportunity based on UGI Energy Services’ net income (excluding UGI Development Company) was structured so that no amounts would be paid unless UGI Energy Services’ net income was at least 80 percent of the target amount, with the target bonus award being paid out if UGI Energy Services’ net income was 100 percent of the targeted net income. The maximum award, equal to 200 percent of the target award, would be payable if net income equaled or exceeded 150 percent of the net income target. The targeted net income for bonus purposes for Fiscal 2013 was established to be in the range of $50 million to $61 million, and net income achieved by UGI Energy Services (excluding UGI Development Company) for Fiscal 2013 was approximately $47 million. The Committee exercised its discretion and adjusted the UGI Energy Services’ net income for bonus purposes to exclude a portion of the expenses incurred during Fiscal 2013 associated with UGI Energy Services’ corporate restructuring. As a result, net income, as adjusted for purposes of the bonus calculation, was $48.7 million. The 20 percent component of the bonus award opportunity based on UGI Development Company’s net income was structured so that no amounts would be paid unless UGI Development Company’s net income was at least 50 percent of the target amount, with the target bonus award being paid out if UGI Development Company’s net income was

100 percent of the targeted net income. The maximum award, equal to 150 percent of the target award, would be payable if net income equaled or exceeded 150 percent of the net income target. UGI Development Company’s targeted net income for bonus purposes for Fiscal 2013 was established to be in the range of $4.5 million to $5.5 million, and UGI Development Company’s net income for Fiscal 2013 was approximately 5.6 million. As a result of the foregoing, Mr. Hall received a bonus payout equal to 84.4 percent of his target award for Fiscal 2013.

Mr. Sheridan’s bonus award opportunity was based on Adjusted EBITDA of AmeriGas Partners, subject to modification based on customer growth. The applicable range for targeted Adjusted EBITDA for bonus purposes for Fiscal 2013 was $620 million to $660 million. Under the target bonus criteria applicable to Mr. Sheridan, no bonus would be paid if actual Adjusted EBITDA was less than 90 percent of the actual Adjusted EBITDA target, while 200 percent of the target bonus could be payable if Adjusted EBITDA equaled or exceeded 110 percent of the Adjusted EBITDA target. The percentage of target bonus payable based on the level of achievement of Adjusted EBITDA is referred to as the “Adjusted EBITDA Leverage Factor.” The amount of the award determined by applying the Adjusted EBITDA Leverage Factor is then modified to reflect the degree of achievement of a predetermined customer growth objective (“Customer Growth Leverage Factor”). For Fiscal 2013, the percentage representing the Customer Growth Leverage Factor ranged from 80 percent if the growth target was not achieved, to a maximum of 120 percent if growth exceeded the target by 60 percent or more. We believe the Customer Growth Leverage Factor for Fiscal 2013 represented an achievable but challenging growth target. Once the Adjusted EBITDA Leverage Factor and Customer Growth Leverage Factor are determined, the EBITDA Leverage Factor is multiplied by the Customer Growth Leverage Factor to obtain a total adjusted leverage factor (the “Total Adjusted Leverage Factor”). The Total Adjusted Leverage Factor is then multiplied by the target bonus opportunity to arrive at the bonus award payable for the fiscal year. The actual Adjusted EBITDA achieved for Fiscal 2013 was $617.7 million. The Committee then reduced achievement for bonus purposes to $595.7 million, representing the inclusion of a predetermined amount of acquisition and transition expenses related to the Heritage Propane acquisition (otherwise excluded from the calculation of Adjusted EBITDA). After application of the Total Adjusted Leverage Factor to the applicable target bonus opportunity, Mr. Sheridan received a bonus payout equal to 67.2 percent of his target for Fiscal 2013, with 10 percent of his bonus paid in AmeriGas Partners common units to satisfy the Company’s ongoing equity ownership requirement.

EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (as indicators of operating performance) or as alternatives to cash flow (as measures of liquidity or ability to service debt obligations) and are not measures of performance or financial condition under GAAP. See Appendix A attached hereto for a reconciliation of EBITDA and Adjusted EBITDA to net income.

The following annual bonus payments were made for Fiscal 2013:

Name	Percent of Target Bonus Paid	Cash	Equity
John L. Walsh(1)	95.9%	$812,236	$90,219
Kirk R. Oliver	95.9%	$333,395	$37,019
Lon R. Greenberg(2)	N/A	$1,050,000	$0
Jerry E. Sheridan	67.2%	$229,875	$25,496
Monica M. Gaudiosi	95.9%	$211,335	$23,454
Bradley C. Hall	84.4%	$181,420	$0

(1)	Mr. Walsh’s bonus reflects the portion of Fiscal 2013 that he served as President and Chief Operating Officer (until April 1, 2013) as well as his promotion to President and Chief Executive Officer (effective April 1, 2013).
(2)	The calculation of Mr. Greenberg’s bonus is described above.

•	Long-Term Compensation — Fiscal 2013 Equity Awards

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentives provide us the ability to attract and retain talented executives in a competitive market.

Our long-term compensation for Fiscal 2013 included UGI Corporation stock option grants and either UGI Corporation or AmeriGas Partners performance unit awards. UGI Corporation stock option grants were awarded under the 2004 Plan. UGI Corporation performance units were awarded under the 2013 Plan and AmeriGas Partners performance units were awarded under the under the AmeriGas 2010 Plan. Messrs. Walsh, Oliver, Greenberg and Hall and Ms. Gaudiosi were each awarded UGI Corporation performance units tied to the three-year total return performance of the Company’s common stock relative to that of the companies in the Adjusted Russell MidCap Utilities Index. Mr. Sheridan was awarded AmeriGas Partners performance unit awards tied to the three-year total return performance of AmeriGas Partners common units relative to that of the entities in the Alerian MLP Index. Each performance unit represents the right of the recipient to receive a share of common stock or a common unit if specified performance goals and other conditions are met.

As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2013, we initially referenced (i) median salary information, and (ii) the percentage of the market median base salary for each position to be delivered as a long-term compensation opportunity, both as calculated by Pay Governance. Pay Governance developed the percentages of base salary used to determine the amount of equity compensation based on the applicable executive compensation databases and such percentages were targeted to produce a long-term compensation opportunity at the 50th percentile level.

Except for Mr. Sheridan, we initially applied approximately 50 percent of the amount of the long-term incentive opportunity to stock options and approximately 50 percent to performance units. Because Mr. Sheridan is an executive officer employed by the General Partner, we initially applied approximately 35 percent of the amount of his long-term incentive opportunity to stock options and approximately 65 percent to AmeriGas performance units. We believe this bifurcation provides a good balance between two related, but discrete, goals. Stock options are designed to align the executive’s interests with shareholder interests, because the value of stock options is a function of the appreciation or depreciation of our stock price. As explained in more detail below, the performance units are designed to encourage total shareholder or unitholder return that compares favorably relative to a competitive peer group.

For Fiscal 2013 equity awards, our compensation consultant provided the competitive market incentive levels based on its assessment of accounting values. The consultant then provided data for our long-term incentive values by utilizing similar accounting values. Accounting values are reported directly by companies to the survey databases and are determined in accordance with GAAP.

In providing award calculations, Pay Governance valued our stock options using UGI’s accounting value approach. Using this value, Pay Governance provided the total number of UGI stock options calibrating to 50 percent (35 percent in the case of Mr. Sheridan) of the total market median long-term incentive value. As discussed below and consistent with past practice, management uses the Pay Governance calculations as a starting point and recommends adjustments to the Committee.

The remaining approximately 50 percent (65 percent in the case of Mr. Sheridan) of the long-term compensation opportunity is awarded as performance units. In calculating the number of UGI Corporation performance units to be awarded to each named executive officer, other than Mr. Sheridan, who received AmeriGas Partners performance units, Pay Governance established a value of $33.82 per performance unit using the accounting values approach. The number of AmeriGas Partners performance unit awards was computed in a similar fashion. Pay Governance valued the AmeriGas Partners performance unit awards at $49.09 per underlying unit using an accounting values approach. Pay Governance determined the number of UGI Corporation and AmeriGas Partners performance units calibrating to 50 percent and 65 percent of the total market median long-term incentive value.

While management used the Pay Governance calculations as a starting point, in accordance with past practice, management recommended adjustments to the aggregate number of the Company’s stock options and the Company’s and AmeriGas Partners’ performance units calculated by Pay Governance. The adjustments were designed to address historic grant practices, internal pay equity (both within and among our business units) and the policy of the Company that the three-year average of the annual number of equity awards made under the Company’s 2004 Plan for the fiscal years 2011 through 2013, expressed as a percentage of common shares outstanding at fiscal year-end, will not exceed 2 percent. For purposes of calculating the annual number of equity awards used in this calculation: (i) each stock option granted is deemed to equal one share, and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal 4.67 shares. The adjustments generally resulted in a significant decrease in the number of shares underlying options and an increase in the number of performance units awarded, in each case as compared to amounts calculated by Pay Governance using accounting values. In all cases, however, the overall value that was delivered to management was less than or equal to the total value recommended by Pay Governance.

As a result of the Committee’s acceptance of management’s recommendations, the named executive officers received between approximately 87 percent and 100 percent of the total dollar value of long-term compensation opportunity recommended by Pay Governance using the accounting values. The actual grant amounts based on the foregoing analysis are as follows:

Name	Shares Underlying Stock Options # Granted	Performance Units # Granted
John L. Walsh(1)	119,000	23,000
Kirk R. Oliver(2)	75,000	17,000
Lon R. Greenberg(3)	300,000	65,000
Jerry E. Sheridan	71,250	14,250(4)
Monica M. Gaudiosi	50,000	10,000
Bradley C. Hall	42,000	6,000

(1)	Mr. Walsh was awarded an additional 86,000 UGI stock options and 21,000 UGI performance units in connection with his promotion to President and Chief Executive Officer in April 2013.
(2)	In connection with the commencement of his employment, Mr. Oliver was also awarded 18,750 UGI stock options and transition awards of (a) 10,000 performance units with dividend equivalents that are tied to the Company’s TSR relative to performance of the Adjusted Russell MidCap Utilities Index during the 2012-2014 period, and 5,000 performance units with dividend equivalents that are tied to the Company’s TSR relative to performance of the Adjusted Russell MidCap Utilities Index during the 2011-2013 period.
(3)	In accordance with the terms of the 2004 Plan and the 2013 Plan, Mr. Greenberg did not forfeit his Fiscal 2013 equity awards upon retirement due to his continuing service on the Company’s Board of Directors.
(4)	Constitutes AmeriGas Partners performance units. In addition, Mr. Sheridan received 1,821 phantom units with distribution equivalents awarded during Fiscal 2013 in recognition of his contributions and leadership with respect to the acquisition and integration of Heritage Propane during Fiscal 2012.

While the number of performance units awarded to the named executive officers was determined as described above, the actual number of shares or units underlying performance units that are paid out at the expiration of the three-year performance period will be based upon the Company’s comparative TSR or AmeriGas Partners’ TUR over the period from January 1, 2013 to December 31, 2015. Specifically, with respect to the Company’s performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the Adjusted Russell MidCap Utilities Index as of the beginning of the performance period. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the Adjusted Russell MidCap Utilities Index for the calendar quarter prior to

January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the Adjusted Russell MidCap Utilities Index during a three-year performance period, we do not include that company in our TSR analysis. We will only remove a company that was included in the Adjusted Russell MidCap Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. Those companies in the Adjusted Russell MidCap Utilities Index as of January 1, 2013 were as follows:

AGL Resources Inc.	Great Plains Energy Inc.	Pinnacle West Capital Corp.
Alliant Energy Corporation	Hawaiian Electric Industries, Inc.	PPL Corporation
Ameren Corporation	Integrys Energy Group, Inc.	Questar Corporation
American Water Works Company, Inc.	ITC Holdings Corp.	SCANA Corporation
Aqua America, Inc.	MDU Resources Group, Inc.	Sempra Energy
Atmos Energy Corporation Calpine Corporation	National Fuel Gas Company NiSource Inc.	TECO Energy, Inc. The AES Corporation
Centerpoint Energy, Inc. CMS Energy Corporation	Northeast Utilities NRG Energy, Inc.	UGI Corporation Vectren Corporation
DTE Energy Company	NV Energy, Inc.	Westar Energy, Inc.
Edison International	OGE Energy Corp.	Wisconsin Energy Corporation
Energen Corporation	ONEOK, Inc.	Xcel Energy Inc.
Entergy Corporation	Pepco Holdings, Inc.

The Company determined that the Adjusted Russell MidCap Utilities Index is an appropriate peer group because the companies included in the Russell MidCap Utilities Index generally are comparable to the Company in terms of market capitalization and the Company is included in the Russell MidCap Utilities Index. The Company, with approval of the Committee, excluded telecommunications companies from the peer group because the nature of the telecommunications business is markedly different from that of other companies in the utilities industry.

With respect to AmeriGas Partners’ performance units, we will compare the TUR of AmeriGas Partners’ common units relative to the TUR performance of those entities comprising the Alerian MLP Index as of the beginning of the performance period. In computing TUR, we use the average of the daily closing prices for AmeriGas Partners’ common units and those of each of the entities in the Alerian MLP Index for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. For the AmeriGas Partners performance units, we compare the TUR of AmeriGas Partners’ common units to the TUR performance of each of the 49 other entities in the Alerian MLP Index. If an entity is added to the Alerian MLP Index during a three-year performance period, we do not include that entity in our TUR analysis. We will only remove an entity that was included in the Alerian MLP Index at the beginning of a performance period if it ceases to exist during the applicable performance period. The entities comprising the Alerian MLP Index as of January 1, 2013 were as follows:

Access Midstream Partners, L.P.	EV Energy Partners, L.P.	PAA Natural Gas Storage, L.P.
Alliance Resource Partners, L.P.	Exterran Partners, L.P	Pioneer Southwest Energy Partners L.P.
AmeriGas Partners, L.P. Atlas Pipeline Partners, L.P.	Ferrellgas Partners, L.P. Genesis Energy, L.P.	Plains All American Pipeline, L.P. PVR Partners, L.P.
Boardwalk Pipeline Partners, LP	Holly Energy Partners, L.P.	QR Energy, LP
Breitburn Energy Partners, L.P. Buckeye Partners, L.P.	Kinder Morgan Energy Partners, L.P. Kinder Morgan Management, LLC	Regency Energy Partners LP Spectra Energy Partners, LP
Calumet Specialty Products Partners, L.P.	Legacy Reserves LP	Suburban Propane Partners, L.P.
Copano Energy, L.L.C. Crestwood Midstream Partners, L.P. Crosstex Energy, L.P. DCP Midstream Partners, LP	Linn Energy, LLC Magellan Midstream Partners, L.P. Markwest Energy Partners, L.P. Martin Midstream Partners L.P.	Sunoco Logistics Partners L.P. TC PipeLines, LP Targa Resources Partners LP Teekay LNG Partners L.P.
El Paso Pipeline Partners, L.P.	Natural Resource Partners L.P.	Teekay Offshore Partners L.P.
Enbridge Energy Partners, L.P.	Navios Maritime Partners L.P.	Vanguard Natural Resources LLC
Energy Transfer Equity, L.P.	NuStar Energy L.P.	Western Gas Partners, LP
Energy Transfer Partners, L.P.	Nustar GP Holdings, LLC	Williams Partners L.P.
Enterprise Products Partners L.P.	ONEOK Partners, L.P.

For the Company’s performance units, the minimum award, equivalent to 25 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 25th percentile of the Adjusted Russell MidCap Utilities Index. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 90th percentile of the Adjusted Russell MidCap Utilities Index. The number of AmeriGas Partners common units underlying performance units that will be paid out to Mr. Sheridan will be based upon AmeriGas Partners’ TUR rank relative to the Alerian MLP Index entities and is computed using a methodology analogous to that described above with regard to the Company’s TSR ranking.

Based on advice from the Committee’s compensation consultant regarding long-term incentive compensation practices, the Committee modified the performance unit payout schedules in Fiscal 2013 in order to maintain a competitive equity program. The target award, equivalent to 100 percent of the number of performance units payable if the TSR or TUR rank is equal to the 50th percentile, remained the same as in the prior year. Previously, each of the 2004 Plan and the AmeriGas 2010 Plan provided for no payout if the TSR or TUR was less than the 40th percentile and a maximum payout of 200 percent only if the TSR or TUR was the highest in the peer group. The changes made by the Committee in Fiscal 2013 only affected (i) the required degree of performance to attain the maximum payout of 200 percent (now attained if TSR or TUR is at least equal to the 90th percentile of the peer group), and (ii) the minimum payout was reduced from 50 percent if the TSR or TUR is at least equal to the 40th percentile to 25 percent if the TSR or TUR is at least equal to the 25th percentile of the peer group.

Each award payable to the named executive officers provides a number of the Company’s shares or AmeriGas Partners’ common units equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company or AmeriGas Propane, as the case may be, has the authority to provide for a cash payment to the named executives in lieu of a limited number of the shares or common units payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that UGI executives earn shares in excess of the target award, the value of the shares earned in excess of target is paid entirely in cash.

All performance units have dividend or distribution equivalent rights, as applicable. A dividend equivalent is an amount determined by multiplying the number of performance units credited to a recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. A distribution equivalent relates to AmeriGas common units and is determined in a similar manner. Accrued dividend and distribution equivalents are payable in cash based on the number of common shares or AmeriGas Partners’ common units, if any, paid out at the end of the performance period.

In addition to the performance units described above, the Compensation/Pension Committee of AmeriGas Propane and the independent members of the AmeriGas Propane Board of Directors approved a discretionary grant of AmeriGas Partners phantom units with distribution equivalents to Mr. Sheridan in recognition of his contributions and leadership with respect to the acquisition and integration of Heritage Propane during Fiscal 2012 to support the long-term best interests of the Company. The phantom units have a grant date of December 3, 2012 and represent time-restricted AmeriGas Partners common units that will vest on December 3, 2014, subject to continued employment. In the event of Mr. Sheridan’s termination of employment for any reason, other than retirement, death or disability, the unvested phantom units and dividend equivalents will be forfeited. In the event of Mr. Sheridan’s retirement, death or disability during the initial year following the grant, one half of the number of units granted would immediately vest and the other half of the units would be forfeited.

•	Long-Term Compensation — Payout of Performance Units for 2010-2012 Period

During Fiscal 2013, we paid out awards to those executives who received UGI performance units in our 2010 fiscal year covering the period from January 1, 2010 to December 31, 2012. For that period, the Company’s TSR ranked 19th relative to the 32 companies in the S&P Utilities Index, placing the Company slightly below the 42nd percentile ranking, resulting in a 59.7 percent payout of the target award. Because Mr. Oliver’s employment commenced during Fiscal 2013, he did not receive performance units for the period from January 1, 2010 to December 31, 2012. AmeriGas Partners’ TUR ranked 34th relative to its peer group, placing AmeriGas Partners at approximately the

35th  percentile ranking, resulting in no payout of the target award for Mr. Sheridan. The payouts for Fiscal 2013 on UGI performance unit awards were as follows:

Name	Performance Unit Payout (#)	Performance Unit Payout Value (1) ($)
John L. Walsh	16,716	$597,764
Lon R. Greenberg	41,790	$1,494,410
Monica M. Gaudiosi	1,989	$66,671
Bradley C. Hall	4,179	$149,441

(1)	Includes dividend equivalent payout.

•	Perquisites and Other Compensation

We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services and limited spousal travel. Our named executive officers may also occasionally use the Company’s tickets for sporting events for personal rather than business purposes. We discontinued reimbursement for tax preparation services in Fiscal 2011 for newly hired executives. The aggregate cost of perquisites for all named executive officers in Fiscal 2013 was less than $15,000. In connection with the commencement of Mr. Oliver’s employment, Mr. Oliver received (i) a one-time special relocation bonus of $75,000 and (ii) reimbursement for expenses under the Company’s relocation policy of less than $5,000.

•	Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this COMPENSATION DISCUSSION AND ANALYSIS. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance, and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees, although AmeriGas Propane provided certain enhanced disability and life insurance benefits to Mr. Sheridan having a total aggregate cost in Fiscal 2013 of less than $5,000.

•	Ongoing Plans and Post-Employment Agreements

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Messrs. Walsh and Hall participate in the UGI Pension Plan. Mr. Greenberg received benefits under the UGI Pension Plan during Fiscal 2013 as a result of his retirement. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table — Fiscal 2013 and accompanying narrative for additional information.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)

This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations (which, among other things, limited annual contributions in 2013 to $17,500), up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 20 percent of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50 percent of his or her eligible compensation. The Company provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100 percent of the first 5 percent of eligible compensation contributed by the employee in any pay period. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi are eligible to participate in the UGI Savings Plan.

AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Savings Plan”)

This plan is a tax-qualified defined contribution plan for AmeriGas Propane employees. Subject to Code limits, which are the same as described above with respect to the UGI Savings Plan, an employee may contribute, on a pre-tax basis, up to 50 percent of his or her eligible compensation, and AmeriGas Propane provides a matching contribution equal to 100 percent of the first 5 percent of eligible compensation contributed in any pay period. Like the UGI Savings Plan, participants in the AmeriGas Savings Plan may invest amounts credited to their account among a number of funds, including the Company’s stock fund. Mr. Sheridan is eligible to participate in the AmeriGas Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan

UGI Corporation Supplemental Executive Retirement Plan

This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Hall participate in the UGI Corporation Supplemental Executive Retirement Plan. Mr. Greenberg received a payout under the UGI

Corporation Supplemental Executive Retirement Plan during Fiscal 2013 in connection with his retirement. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table — Fiscal 2013 and accompanying narrative for additional information.

UGI Corporation Supplemental Savings Plan

This plan is a nonqualified deferred compensation plan that provides benefits that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The Supplemental Savings Plan is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60 percent on the total return of the Standard and Poor’s 500 Index and 40 percent on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Walsh and Hall are each eligible to participate in the UGI Corporation Supplemental Savings Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table — Fiscal 2013 and accompanying narrative for additional information.

2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees

The 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($250,000 in 2013) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Mr. Oliver and Ms. Gaudiosi are eligible to participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table — Fiscal 2013 and accompanying narrative for additional information.

AmeriGas Propane, Inc. Supplemental Executive Retirement Plan

AmeriGas Propane maintains a supplemental executive retirement plan, which is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas Propane. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation up to the Code compensation limits and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Mr. Sheridan participates in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table — Fiscal 2013 and accompanying narrative for additional information.

AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan

AmeriGas Propane maintains a nonqualified deferred compensation plan under which participants may defer up to $10,000 of their annual compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of mutual funds. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Mr. Sheridan is eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table — Fiscal 2013 and accompanying narrative for additional information.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 1, 2010

This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units and phantom units granted to the Company’s and AmeriGas Propane’s non-employee Directors, (ii) benefits payable under the UGI Corporation Supplemental Executive Retirement Plan, (iii) the 2009 UGI Corporation SERP, and (iv) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and ten years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The plan also provides newly eligible participants with a deferral election that must be acted upon promptly.

Severance Pay Plans for Senior Executive Employees

The Company and AmeriGas Propane each maintain a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without just cause, other than in the event of death or disability. The Company’s plan covers Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi, and the AmeriGas Propane plan covers Mr. Sheridan. See COMPENSATION OF EXECUTIVE OFFICERS — Potential

Payments Upon Termination or Change in Control for further information regarding the severance plans.

Change in Control Agreements

The Company has change in control agreements with Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi, and AmeriGas Propane has a change in control agreement with Mr. Sheridan. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without distraction in the face of potentially disturbing circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment with us. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company (and, in the case of Mr. Sheridan, AmeriGas Propane or AmeriGas Partners). See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control for further information regarding the change in control agreements.

•	Stock Ownership Guidelines

We seek to align executives’ interests with shareholder and unitholder interests through our equity ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in the Company or, if applicable, AmeriGas Partners, we will enhance the link between our executives and stockholders or unitholders. Under our guidelines, an executive must meet 10 percent of the ownership requirement within one year from the date of employment or promotion. During Fiscal 2013, each of the UGI Bonus Plan and the AmeriGas Bonus Plan was amended to require that, unless the Committee determines otherwise, all executive officers who have not fulfilled their equity ownership requirement receive up to 10 percent of their gross annual bonus in fully vested UGI Corporation stock or AmeriGas Partners common units. In addition, the guidelines require that 50 percent of the net proceeds from a “cashless exercise” of stock options be used to purchase stock until the ownership requirement is met. The guidelines also require that, until the share ownership requirement is met, the executive retain all shares or common units received in connection with the payout of performance units. Up to 20 percent of the ownership requirement may be satisfied through holdings of UGI common stock in the executive’s account in the relevant savings plan.

As of September 30, 2013, the equity ownership requirements for the named executive officers were as follows: (1) Mr. Walsh – 225,000 shares; (2) Mr. Oliver – 50,000 shares; (3) Ms. Gaudiosi – 30,000 shares; and (4) Mr. Hall – 30,000 shares. Mr. Sheridan is permitted to satisfy his requirements through ownership of UGI common stock, AmeriGas Partners common units, or a combination of UGI common stock and AmeriGas Partners common units, with each AmeriGas Partners common unit equivalent to 1.5 shares of UGI common stock. Mr. Sheridan’s ownership requirement is 60,000 shares of UGI Corporation common stock or 40,000 AmeriGas Partners common units. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers are in compliance with the Company’s guidelines requiring the accumulation of shares, or units in the case of Mr. Sheridan, over time.

•	Stock Option Grant Practices

The Committees approve annual stock option grants to executive officers in the last calendar quarter of each year, to be effective the following January 1. The exercise price per share of the options is equal to or greater than the closing share price of the Company’s common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on or after the date of Committee action and have an exercise price equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

•	Role of Executive Officers in Determining Executive Compensation

In connection with Fiscal 2013 compensation, Mr. Greenberg, aided by our human resources personnel, provided statistical data and recommendations to the appropriate Committee to assist it in determining compensation levels. Mr. Greenberg did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committees utilized information provided by Mr. Greenberg, and valued Mr. Greenberg’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the independent members of the appropriate Board of Directors following Committee recommendations.

•	Tax Considerations

In Fiscal 2013, we paid salary and annual bonus compensation to named executive officers that were not fully deductible under U.S. federal tax law because it did not meet the statutory performance criteria. Section 162(m) of the Code precludes us from deducting certain forms of compensation in excess of $1,000,000 paid to the named executive officers in any one year. Our policy generally is to preserve the federal income tax deductibility of equity compensation paid to our executives by making it performance-based. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers in Fiscal 2013 and one former executive officer.

Summary Compensation Table – Fiscal 2013
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

J. L. Walsh President and Chief Executive Officer	2013 2012 2011	856,377 701,470 674,040	0 0 50,000(6)	1,877,710 760,500 991,760	1,060,319 543,065 678,750	902,454 413,478 508,494	481,670 651,008 376,855	27,262 27,985 28,023	5,205,792 3,097,506 3,307,922

K. R. Oliver Chief Financial Officer	2013	505,096	0	1,019,190	437,813	370,414	0	172,016	2,504,529

L. R. Greenberg Chairman and Former Chief Executive Officer	2013 2012 2011	751,187(7) 1,131,924 1,099,047	0 0 0	2,487,550 1,901,250 2,479,400	1,424,700 1,303,355 1,629,000	1,050,000(8) 772,406 1,072,821	1,934,933 2,883,824 3,258,787	71,905 67,459 62,162	7,720,275 8,060,218 9,601,217

J. E. Sheridan President and Chief Executive Officer of AmeriGas Propane, Inc.	2013 2012	474,539 410,220	0 0	678,156(9) 603,500	338,366 305,110	255,371 0	0 0	76,241 48,587	1,822,673 1,367,417

M. M. Gaudiosi Vice President, General Counsel and Secretary	2013 2012	407,890 169,246	0 0	382,700 244,167	237,450 193,206	234,789 120,011	0 0	61,812 172,503	1,324,641 899,133

B. C. Hall President of UGI Enterprises, Inc.	2013 2012	357,712 329,659	0 0	229,620 204,750	199,458 182,470	181,420 0	276,833 341,177	7,673 10,443	1,252,716 1,068,499
(1)	The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year. Mr. Walsh’s salary reflects the portion of Fiscal 2013 that he served as President and Chief Operating Officer (until April 1, 2013) as well as his promotion to President and Chief Executive Officer (effective April 1, 2013). Mr. Greenberg received a prorated salary in Fiscal 2013 based on his retirement date of April 1, 2013. Mr. Greenberg’s prorated salary includes $134,813 related to his earned and accrued vacation. In addition, Mr. Greenberg received compensation of $200,000 for his service as Non-Executive Chairman of Company’s Board of Directors following his retirement in April 2013 – see Director Compensation Table – Fiscal 2013.

(2)	The amounts shown in columns (e) and (f) represent the aggregate fair value of awards of performance units and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2013, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table – Fiscal 2013 for information on awards of performance units and stock options made in Fiscal 2013.

(3)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan. Messrs. Walsh and Oliver and Ms. Gaudiosi received 10% of their respective payouts in UGI Corporation common stock in compliance with the Company’s ongoing stock ownership requirements. Mr. Sheridan received 10% of his respective payouts in AmeriGas Partners Common Units in compliance with the Company’s ongoing equity ownership requirements.

(4)	The amounts shown in column (h) of the Summary Compensation Table – Fiscal 2013 reflect (i) the change from September 30, 2012 to September 30, 2013 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI Corporation Supplemental Executive Retirement Plan, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any given year. The material terms of the Company’s pension plans and deferred compensation plans are described in the Pension Benefits Table – Fiscal 2013 and the Nonqualified Deferred Compensation Table – Fiscal 2013, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Summary Compensation Table – Fiscal 2013, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2013 was 2.89 percent, which is 120 percent of the federal long-term rate for December 2012. Earnings on deferred compensation for Messrs. Oliver and Sheridan and Ms. Gaudiosi are market-based, and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan. The amounts included in column (h) of the Summary Compensation Table – Fiscal 2013 are itemized below.

Name	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)
J. L. Walsh	464,544	17,126
Kirk R. Oliver	0	0
Lon R. Greenberg	1,095,416	29,517
Jerry E. Sheridan	0	0
Monica M. Gaudiosi	0	0
Bradley C. Hall	271,459	5,374

(5)	The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table – Fiscal 2013. None of the named executive officers received perquisites with an aggregate value of $10,000 or more.

Name	Employer Contribution to 401(k) Savings Plan ($)	Employer Contribution To UGI Supplemental Savings Plan and 2009 Supplemental Executive Retirement Plan for new Employees; AmeriGas Propane, Inc. Supplemental Executive Retirement Plan ($)	Tax Reimbursement	Relocation Expense Reimbursement ($)	Total ($)
John L. Walsh	5,738	19,674	1,850	0	27,262
Kirk R. Oliver	17,702	75,051	0	79,263(a)	172,016
Lon R. Greenberg	5,738	66,167	0	0	71,905
Jerry E. Sheridan	12,750	60,491	3,000	0	76,241
Monica M. Gaudiosi	10,044	51,768	0	0	61,812
Bradley C. Hall	5,738	1,935	0	0	7,673

(a)	Amount reflects reimbursement for Mr. Oliver’s relocation expenses in connection with the commencement of his employment.

(6)	Discretionary bonus awarded in recognition of Mr. Walsh’s overall exceptional leadership, including serving as President and Chief Executive Officer of UGI Utilities, Inc.

(7)	Mr. Greenberg received a prorated salary in Fiscal 2013 based on his retirement date of April 1, 2013. The amount includes $134,813 paid to Mr. Greenberg for earned and accrued vacation. In addition, Mr. Greenberg received compensation of $200,000 for his service as Non-Executive Chairman of the Company’s Board of Directors following his retirement in April 2013.

(8)	Mr. Greenberg received a prorated non-equity incentive compensation payout as discussed in greater detail in COMPENSATION DISCUSSION AND ANALYSIS.

(9)	Includes 1,821 AmeriGas Partners phantom units with distribution equivalents awarded to Mr. Sheridan during Fiscal 2013 in recognition of his contributions and leadership with respect to the acquisition and integration of Heritage Propane.

Grants of Plan-Based Awards In Fiscal 2013

The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2013.

Grants of Plan-Based Awards Table – Fiscal 2013
	Grant Date	Board Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

J. L. Walsh	10/01/12	11/16/12	564,622	941,037	1,882,074

	01/01/13	11/16/12								119,000	32.71	565,131

	01/24/13	11/16/12				5,750	23,000	46,000				880,210

	04/01/13	03/18/13								86,000	38.24	495,188

	04/01/13	03/18/13				5,250	21,000	42,000				997,500

K. R. Oliver	10/01/12	11/16/12	231,750	386,250	772,500

	10/01/12	09/10/12								18,750	31.10	81,638

	10/01/12	09/10/12				2,500	5,000	10,000				47,000

	10/01/12	09/10/12				5,000	10,000	20,000				321,600

	01/01/13	11/16/12								75,000	32.71	356,175

	01/24/13	11/16/12				4,250	17,000	34,000				650,590

L. R. Greenberg	10/01/12	06/12/13		1,050,000

	01/01/13	11/16/12								300,000	32.71	1,424,700
	01/24/13	11/16/12				16,250	65,000	130,000				2,487,550

J. E. Sheridan	10/01/12	11/15/12	182,408	380,016	760,032

	12/3/2012	11/15/12							1,821			84,786

	01/01/13	11/15/12								71,250	32.71	338,366
	01/01/13	11/15/12				3,562	14,250	28,500				593,370

M. M. Gaudiosi	10/01/12	11/16/12	146,895	244,826	489,652

	01/01/13	11/16/12								50,000	32.71	237,450

	01/24/13	11/16/12				2,500	10,000	20,000				382,700

Grants of Plan-Based Awards Table – Fiscal 2013
	Grant Date	Board Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

B. C. Hall	10/01/12	11/16/12	125,747	214,952	413,783

	01/01/13	11/16/12								42,000	32.71	199,458

	01/24/13	11/16/12				1,500	6,000	12,000				229,620

(1)	The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2013. See COMPENSATION DISCUSSION AND ANALYSIS for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. The threshold amount shown for Messrs. Walsh and Oliver and Ms. Gaudiosi is based on achievement of 80 percent of the financial goal. The threshold amount shown for Mr. Sheridan is based on achievement of 90 percent of the financial goal with the resulting amount reduced to the maximum extent provided for below-target achievement of the customer growth goal. The threshold amount shown for Mr. Hall is based on achievement of (i) 80 percent of the Energy Services, Inc. financial goal and (ii) 50 percent of the UGI Development Company financial goal. The target amount shown for Mr. Greenberg is equal to his actual payout for Fiscal 2013.

(2)	The awards shown for Messrs. Walsh, Oliver, Greenberg, and Hall and Ms. Gaudiosi are performance units under either the Company’s 2004 Plan or the Company’s 2013 Plan, as described in COMPENSATION DISCUSSION AND ANALYSIS. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment or service as a Director due to retirement, death or disability. In the case of a change in control of the Company, outstanding performance units and dividend or distribution equivalents will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation and Management Development Committee.

The awards shown for Mr. Sheridan are performance units under the AmeriGas 2010 Plan, as described in COMPENSATION DISCUSSION AND ANALYSIS. Terms of these awards with respect to forfeitures and change in control, as defined in the AmeriGas 2010 Plan, are fashioned in a similar manner to the terms of the performance units granted under the Company’s 2004 Plan and the Company’s 2013 Plan.

(3)	The awards shown for Mr. Sheridan are phantom units under the AmeriGas 2010 Plan and represent time-restricted AmeriGas Partners common units that will vest on December 3, 2014, subject to continued employment. In the event of termination of employment for any reason, other than retirement, death or disability, the unvested phantom units and dividend equivalents will be forfeited. In the event of retirement, death or disability during the initial year following the grant, one half of the number of units granted would immediately vest and the remainder are forfeited.

(4)	Options are granted under the Company’s 2004 Plan or the Company’s 2013 Plan. Under each of the Company’s 2004 Plan and 2013 Plan, the option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally ten years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment, and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death, and the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable.

Outstanding Equity Awards at Year-End

The following table shows the outstanding stock option and performance unit awards held by the named executive officers at September 30, 2013.

Outstanding Equity Awards at Year-End Table – Fiscal 2013
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(e)	(f)	(g)	(h)	(i)		(j)
J. L. Walsh	120,000 125,000 125,000 83,333 41,666	(1) (2) (3) (4) (5)	41,667 83,334 119,000 86,000	(4) (5) (6) (7)	27.25 24.42 24.19 31.58 29.40 32.71 38.24	12/31/2017 12/31/2018 12/31/2019 12/31/2020 12/31/2021 12/31/2022 03/31/2023	0	0	28,000 26,000 23,000 21,000	(12) (13) (14) (15)	743,940 1,107,380 899,990 821,730
K. R. Oliver			18,750 75,000	(8) (6)	31.10 32.71	09/30/2022 12/31/2022	0	0	5,000 10,000 17,000	(12) (13) (14)	132,846 391,300 665,210
L. R. Greenberg	200,000 300,000 300,000 200,000 100,000	(1) (2) (3) (4) (5)	100,000 200,000 300,000	(4) (5) (6)	27.25 24.42 24.19 31.58 29.40 32.71	12/31/2017 12/31/2018 12/31/2019 12/31/2020 12/31/2021 12/31/2022	0	0	70,000 65,000 65,000	(12) (13) (14)	1,859,849 2,543,450 2,543,450
J. E. Sheridan	21,000 22,000 14,666 3,555 10,000 13,999	(2) (3) (4) (9) (5) (10)	7,334 1,778 20,000 28,001 71,250	(4) (9) (5) (10) (6)	24.42 24.19 31.58 32.52 29.40 28.04 32.71	12/31/2018 12/31/2019 12/31/2020 05/08/2021 12/31/2021 03/02/2022 12/31/2022	1,821(16)	78,430(17)	3,200 1,584 4,500 8,000 14,250	(18) (19) (20) (21) (22)	0 0 193,815 344,560 613,748
M. M. Gaudiosi	16,666	(11)	33,334 50,000	(11) (6)	26.62 32.71	04/22/2022 12/31/2022	0	0	6,667 10,000 10,000	(12) (13) (14)	177,142 391,300 391,300
B. C. Hall	37,000 28,000 14,000	(3) (4) (5)	14,000 28,000 42,000	(4) (5) (6)	24.19 31.58 29.40 32.71	12/31/2019 12/31/2020 12/31/2021 12/31/2022	0	0	7,000 7,000 6,000	(12) (13) (14)	185,985 273,910 234,780

Note:	Column (d) was intentionally omitted.
(1)	These options were granted effective January 1, 2008 and were fully vested on January 1, 2011.
(2)	These options were granted effective January 1, 2009 and were fully vested on January 1, 2012.
(3)	These options were granted effective January 1, 2010 and were fully vested on January 1, 2013.
(4)	These options were granted effective January 1, 2011. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2014.
(5)	These options were granted effective January 1, 2012. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2015.
(6)	These options were granted effective January 1, 2013. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2016.

(7)	These options were granted effective April 1, 2013 in connection with Mr. Walsh’s promotion to Chief Executive Officer in 2013. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on April 1, 2016.
(8)	These options were granted effective October 1, 2012. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on October 1, 2015.
(9)	These options were granted effective May 9, 2011. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on May 9, 2014.
(10)	These options were granted effective March 3, 2012. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on March 3, 2015.
(11)	These options were granted effective April 23, 2012. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on April 23, 2015.
(12)	The amount shown relates to a target award of performance units granted effective January 1, 2011. The performance measurement period for these performance units is January 1, 2011 through December 31, 2013. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the Rusell Midcap Utility Index, excluding telecommunications companies, as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2014. As of November 30, 2013, the Company’s TSR ranking qualified for 80.8% leverage of the target number of performance units originally granted. See COMPENSATION DISCUSSION AND ANALYSIS – Long-Term Compensation – Fiscal 2013 Equity Awards for more information on the TSR performance goal measurements.
(13)	These performance units were awarded January 1, 2012. The measurement period for the performance goal is January 1, 2012 through December 31, 2014. The performance goal is the same as described in footnote 12, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2015.
(14)	These performance units were awarded January 24, 2013. The measurement period for the performance goal is January 1, 2013 through December 31, 2015. The performance goal is the same as described in footnote 12, but is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2016.
(15)	These performance units were awarded April 1, 2013 in connection with Mr. Walsh’s promotion to Chief Executive Officer in 2013. The measurement period is the same as described in footnote 14 and the performance goal is the same as described in footnote 12. The performance units will be payable, if at all, on January 1, 2016.
(16)	These phantom units have a grant date of December 3, 2012 and represent time-restricted AmeriGas Partners common units that will vest on December 3, 2014, subject to continued employment. In the event of termination of employment for any reason, other than retirement, death or disability, the unvested phantom units and dividend equivalents will be forfeited. In the event of retirement, death or disability during the initial year following the grant, one half of the number of units granted would immediately vest and the remainder are forfeited.
(17)	The amount shown represents the closing price of AmeriGas partners Common Units on September 30, 2013 multiplied by the number of phantom units awarded.
(18)

The amount shown relates to a target award of AmeriGas Partners performance units granted effective January 1, 2011. The performance measurement period for these restricted units is January 1, 2011 through December 31, 2013. The value of the number of restricted units that may be earned at the end of the performance period is based on the AmeriGas Partners’ TUR relative to that of each of the master limited partnerships in the Alerian MLP Index as of the first day of the performance measurement period. The actual number of restricted units and accompanying distribution equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TUR performance through the end of the performance period. The restricted units will be payable, if at all, on January 1, 2014. As of November 30, 2013, the AmeriGas Partners’ TUR ranking qualified for no payout in respect of this award. See COMPENSATION DISCUSSION AND ANALYSIS – Long-Term Compensation – Fiscal 2013 Equity Awards for more information on the TUR performance goal measurements.
(19)	These performance units were awarded May 9, 2011 in connection with Mr. Sheridan’s promotion to Chief Operating Officer of AmeriGas Propane. The measurement period and the performance goal is the same as described in footnote 18. The performance units will be payable, if at all, on January 1, 2014.
(20)	These performance units were awarded January 1, 2012. The measurement period for the performance goal is January 1, 2012 through December 31, 2014. The performance goal is the same as described in footnote 18, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2015.
(21)	These performance units were awarded March 3, 2012 in connection with Mr. Sheridan’s promotion to Chief Executive Officer in 2012. The measurement period is the same as described in footnote 13 and the performance goal is the same as described in footnote 18. The performance units will be payable, if at all, on January 1, 2015.
(22)	These performance units were awarded January 1, 2013. The measurement period for the performance goal is January 1, 2013 through December 31, 2015. The performance goal is the same as described in footnote 18, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2016.

Option Exercises and Stock Vested in Fiscal 2013

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2013 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2013, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock, or for Mr. Sheridan, common units of AmeriGas Partners, on the vesting date.

Option Exercises and Stock Vested Table – Fiscal 2013
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
J. L. Walsh	190,000	2,525,750	16,716	546,780
K. R. Oliver	0	0	0	0
L. R. Greenberg	845,000	12,557,550	41,790	1,366,950
J. E. Sheridan	68,000	1,134,480	0	0
M. M. Gaudiosi	0	0	1,989	65,060
B. C. Hall	73,000	1,201,110	4,179	136,695

Pension Benefits

The following table shows (i) the number of years of credited service for the named executive officers under the Company’s defined benefit retirement plan (which we refer to below as the “UGI Utilities, Inc. Retirement Plan”) and its supplemental executive retirement plan (which we refer to below as the “UGI SERP”), (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2013, and (iii) any payments made to the named executive officers in Fiscal 2013 under those plans.

Pension Benefits Table – Fiscal 2013
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
J. L. Walsh	UGI SERP	8	2,324,054	0
	UGI Utilities, Inc. Retirement Plan	8	366,055	0
K. R. Oliver	None	0	0	0
L. R. Greenberg	UGI SERP	33	0	21,019,606
	UGI Utilities, Inc. Retirement Plan	33	1,913,115	60,818
J. E. Sheridan	None	0	0	0
M. M. Gaudiosi	None	0	0	0
B. C. Hall	UGI SERP	31	1,609,082	0
	UGI Utilities, Inc. Retirement Plan	31	1,426,084	0

The Company participates in the UGI Utilities, Inc. Retirement Income Plan, a qualified defined benefit retirement plan (“Pension Plan”), to provide retirement income to its employees hired prior to January 1, 2009. The Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with ten years of service and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

A = The minimum of (1) and (2), where

(1) = 1.9% of five-year final average earnings (as defined in the Pension Plan) multiplied by years of service;

(2) = 60% of the highest year of year of earnings; and

B = 1% of the estimated primary Social Security benefit multiplied by years of service.

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.

The normal form of benefit under the Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

The Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2013, the limit on the compensation that may be used is $250,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2013 is $200,000. Benefits in excess of those permitted under the statutory limits are paid from the Company’s Supplemental Executive Retirement Plan, described below.

Messrs. Walsh and Hall are currently eligible for early retirement benefits under the Pension Plan. Mr. Greenberg retired in Fiscal 2013 and has begun receiving benefits from the Retirement Income Plan.

UGI Corporation Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (“SERP”) is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the Pension Plan by Code limits. The benefit paid by the SERP is approximately equal to the difference between the benefits provided under the Pension Plan to eligible participants and benefits that would have been provided by the Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the SERP are payable in the form of a lump sum payment or transferred into the Company’s nonqualified deferred compensation plan. For participants who attained age 50 prior to January 1, 2004, the lump sum payment is calculated using two interest rates. One rate is for the service prior to January 1, 2004 and the other is for service after January 1, 2004. The rate for pre-January 1, 2004 service is the daily average of Moody’s Aaa bond yields for the month in which the participant’s termination date occurs, plus 50 basis points, and tax-adjusted using the highest marginal federal tax rate. The interest rate for post-January 1, 2004 service is the daily average of ten-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. The latter rate is used for calculating the lump sum payment for participants attaining age 50 on or after January 1, 2004. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Mr. Greenberg retired in Fiscal 2013 and therefore his benefit was transferred to the Company’s nonqualified deferred compensation plan.

Actuarial assumptions used to determine values in the Pension Benefits Table – Fiscal 2013

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2013. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount that, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2013	September 30, 2012
Discount rate for Pension Plan for all purposes and for SERP, for pre-commencement calculations	5.20%	4.20%
SERP lump sum rate	3.10% for applicable pre-2004 service; 2.60% for other service	2.60%
Retirement age:	62	62
Postretirement mortality for Pension Plan	RP-2000, combined, healthy table projected to 2020 using Scale AA without collar adjustments	RP-2000, combined, healthy table projected to 2019 using Scale AA without collar adjustments
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	none	none
Termination and disability rates	none	none
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s Supplemental Savings Plan, the 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees, the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“AmeriGas SERP”), and the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan.

Nonqualified Deferred Compensation Table – Fiscal 2013
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Employer Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
	(a)	(b)	(c)	(d)	(e)	(f)
J. L. Walsh	UGI Supplemental Savings Plan	0	19,674(1)	18,677	0	203,638
K. R. Oliver	2009 UGI SERP for New Employees	0	75,051	0	0	0
L. R. Greenberg	UGI Supplemental Savings Plan	0	66,167(1)	162,256	0	1,092,451
J. E. Sheridan	AmeriGas SERP	0	60,491(2)	51,101	0	325,210
M. M. Gaudiosi	2009 UGI SERP for New Employees	0	51,768	2,156	0	18,831
B. C. Hall	UGI Supplemental Savings Plan	0	1,935(1)	6,291	0	63,895

(1)	This amount represents the employer contribution to the Company’s Supplemental Savings Plan, which is also reported in the Summary Compensation Table – Fiscal 2013 in the “All Other Compensation” column.
(2)	This amount represents the employer contribution to the AmeriGas SERP, which is also reported in the Summary Compensation Table – Fiscal 2013 in the “All Other Compensation” column.
(3)	The aggregate balances do not include the Company contributions for Fiscal 2013 set forth in column (c) since the Company contributions occur after fiscal year-end. The aggregate balances include the following aggregate amounts previously reported in the Summary Compensation Table in prior years: Mr. Walsh, $158,874; Mr. Greenberg, $766,530; Mr. Sheridan, $36,087; Ms. Gaudiosi, $16,676; and Mr. Hall, $4,958.

The UGI Corporation Supplemental Savings Plan (“SSP”) is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the Company’s 401(k) Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the 401(k) Savings Plan if the Code limitations were not in effect and the Company match actually made under the 401(k) Savings Plan. The Code compensation limit for each of plan years 2011 and 2012 was $245,000 and for plan year 2013, $250,000. The Code contribution limit for plan year 2011 was $49,000 and for each of plan years 2012 and 2013, was $50,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the Company’s 401(k) Savings Plan, which is a match of 50 percent on the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the 401(k) Savings Plan the lesser of 6 percent of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60 percent weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The AmeriGas SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain AmeriGas Propane employees. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($250,000 in plan year 2013) and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Propane, Inc. 401(k) Savings Plan (“AmeriGas 401(k) Savings Plan”) is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the AmeriGas 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the AmeriGas SERP may be deferred in accordance with the Company’s 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan.

The AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would otherwise be provided under the AmeriGas 401(k) Savings Plan. The plan is intended to permit participants to defer up to $10,000 of annual compensation that would generally not be eligible for contribution to the AmeriGas 401(k) Savings Plan due to Code limitations and nondiscrimination requirements. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($250,000 in plan year 2013) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Utilities, Inc. 401(k) Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Utilities, Inc. 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Senior Executive Employees

Named Executive Officers Employed by UGI Corporation.  The UGI Corporation Senior Executive Employee Severance Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi, in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means dismissal of an executive due to (i) misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

Except as provided herein, the UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Walsh, the Continuation Period is 30 months. In addition, a participant may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and not to exceed the amount of his or her bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.

Under the UGI Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee), provided continued medical and dental coverage would not result in adverse tax consequences to the participant or UGI and its affiliates and is permitted under the applicable medical and dental plans. The maximum period for calculating the payment of such benefits is 18 months (30 months in the case of Mr. Walsh). The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment and reimbursement for tax preparation services, if eligible, for the final year of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release that discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The UGI Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with UGI and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Named Executive Officers Employed by AmeriGas Propane.  The AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (the “AmeriGas Severance Plan”) provides for payment to certain senior level employees of AmeriGas Propane, including Mr. Sheridan, in the event their employment is terminated without fault on their part. Specified benefits are payable to a senior executive covered by the AmeriGas Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the AmeriGas Severance Plan, “just cause” generally means dismissal of an executive due to (i) misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.

Except as provided herein, the AmeriGas Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “AmeriGas Continuation Period”). In the case of Mr. Sheridan, the AmeriGas Continuation Period ranges from 12 months to 24 months, depending on length of service. In addition, a participant may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and not to exceed the amount of his or her bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.

Under the AmeriGas Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under AmeriGas Propane’s plans for the AmeriGas Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee), provided continued medical and dental coverage would not result in adverse tax consequences to the participant or UGI and its affiliates and is permitted under the applicable medical and dental plans. The AmeriGas Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment, and reimbursement for tax preparation services, if eligible, for the final year of employment.

In order to receive benefits under the AmeriGas Severance Plan, a participant is required to execute a release that discharges AmeriGas Propane and its affiliates from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates. Each senior executive is also required to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with AmeriGas Partners and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Arrangements

Named Executive Officers Employed by UGI Corporation.  Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi each have an agreement with the Company that provides benefits in the event of a change in control. Messrs. Walsh’s and Hall’s agreements have a term of one year with automatic one-year extensions each year, unless in each case, prior to a change in control, the Company terminates such agreement with required advance notice. Each of Mr. Oliver’s and Ms. Gaudiosi’s agreement has a term of three years with automatic one-year extensions each year, unless, prior to a change in control, the Company terminates such agreement with required advance notice. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control is generally deemed to occur in the following instances:

•

Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

Individuals, who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.

The Company will provide each of Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi with cash benefits if we terminate his or her employment without “cause” or if he or she terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the Benefits payable to each of Messrs. Walsh, Oliver, Hall and Ms. Gaudiosi will be as specified under his or her change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case benefits would be provided under the UGI Severance Plan.

Benefits under this arrangement would be equal to three times the executive officer’s base salary and annual bonus. Each executive would also receive the cash equivalent of his or her target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi are each entitled to receive a payment equal to the cost he or she would incur if he or she enrolled in the Company’s medical and dental plans for three years (less the amount he or she would be required to contribute for such coverage if he or she were an active employee). Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi would also have benefits under the Company’s Supplemental Executive Retirement Plan and Mr. Oliver and Ms. Gaudiosi would also have benefits under the Company’s 2009 UGI SERP, calculated as if each of them had continued in employment for three years. In addition, outstanding performance units, stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan - Based Awards Table - Fiscal 2013.

The benefits for Messrs. Walsh and Hall are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The Company will provide the tax gross-up if the aggregate parachute value of benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the benefits for each of Messrs. Walsh and Hall will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.” The Company discontinued the use of a tax gross-up in July of 2010 for executives who enter into change in control agreements subsequent thereto. As a result, Mr. Oliver’s and Ms. Gaudiosi’s benefits are not subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under his or her change in control agreement, each of Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi is required to execute a release that discharges the Company and its subsidiaries from liability for any claims he or she may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Named Executive Officers Employed by AmeriGas Propane, Inc.    Mr. Sheridan has an agreement with AmeriGas Propane that provides benefits in the event of a change in control. His agreement has a term of one year and is automatically extended for one-year terms each year unless, prior to a change in control, AmeriGas Propane terminates his agreement with required advance notice. In the absence of a change in control or termination by AmeriGas Propane, his agreement will terminate when, for any reason, he terminates his employment with AmeriGas Propane. A change in control is generally deemed to occur in the following instances:

•

Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•

Individuals, who at the beginning of any 24-month period constitute the Company’s Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•

The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation;

•

AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another entity in a transaction with respect to which all of the individuals and entities who were owners of AmeriGas Propane’s voting securities or of the outstanding units of the Partnership immediately prior to such transaction do not, following such transaction, own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation, or if the resulting entity is a partnership, the former unitholders do not own more than 50 percent of the outstanding common units in substantially the same proportion as their ownership immediately prior to the transaction;

•	The Company, AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. (the “Operating Partnership”) is liquidated or dissolved;

•	The Company fails to own more than 50 percent of the general partnership interests of AmeriGas Partners or the Operating Partnership;

•	The Company fails to own more than 50 percent of the outstanding shares of common stock of AmeriGas Propane; or

•	AmeriGas Propane is removed as the General Partner of AmeriGas Partners or the Operating Partnership.

AmeriGas Propane will provide Mr. Sheridan with cash benefits if there is a termination of his employment without “cause” or if he terminates employment for “good reason” at any time within two years following a change in control. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of AmeriGas Propane. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by AmeriGas Propane of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to Mr. Sheridan will be as specified under his change in control agreement unless payments under the AmeriGas Severance Plan described above would be greater, in which case benefits would be provided under the AmeriGas Severance Plan.

Benefits under this arrangement would be equal to three times Mr. Sheridan’s base salary and annual bonus. Mr. Sheridan would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, he is entitled to receive a payment equal to the cost he would incur if he enrolled in AmeriGas Propane’s medical and dental plans for three years (less the amount he would be required to contribute for such coverage if he were an active employee). Mr. Sheridan would also receive his benefits under the AmeriGas SERP calculated as if he had continued in employment for three years. In addition, outstanding performance units and distribution equivalents will be paid in cash based on the fair market value of AmeriGas Partners common units in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the

AmeriGas Propane Compensation/Pension Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table – Fiscal 2013.

AmeriGas Propane discontinued the use of a tax gross-up in November of 2010 and, as a result, Mr. Sheridan’s benefits are not subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under his change in control agreement, Mr. Sheridan is required to execute a release that discharges AmeriGas Propane and its affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates.

Potential Payments Upon Termination or Change in Control

The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2013. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table – Fiscal 2013 and the Nonqualified Deferred Compensation Table – Fiscal 2013. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement. For a description of the amount paid to Mr. Greenberg as a result of his retirement, see the Pension Benefits Table – Fiscal 2013.

Potential Payments Upon Termination or Change in Control Table – Fiscal 2013
Name & Triggering Event	Severance Pay($)(1)(2)	Equity Awards with Accelerated Vesting($)(3)	Nonqualified Retirement Benefits($)(4)	Welfare & Other Benefits($)(5)	Total($)
J. L. Walsh
Death	0	4,313,737	1,751,952	0	6,065,689
Involuntary Termination Without Cause	4,576,942	0	2,018,378	60,690	6,656,010
Termination Following Change in Control	6,704,864	7,504,162	4,846,734	6,788,120	25,843,880
K. R. Oliver
Death	0	1,094,537	0	0	1,094,537
Involuntary Termination Without Cause	878,471	0	0	36,069	914,540
Termination Following Change in Control	3,090,000	2,390,574	96,938	87,651	5,665,163
J. E. Sheridan
Death	0	1,838,423	0	0	1,838,423
Involuntary Termination Without Cause	1,557,335	0	0	41,462	1,598,797
Termination Following Change in Control	2,945,124	2,466,261	218,261	66,462	5,696,108
M. M. Gaudiosi
Death	0	1,303,220	0	0	1,303,220
Involuntary Termination Without Cause	616,460	0	0	25,545	642,005
Termination Following Change in Control	2,203,437	2,281,170	59,681	31,687	4,575,975
B. C. Hall
Death	0	1,182,557	1,505,254	0	2,687,811
Involuntary Termination Without Cause	1,074,761	0	1,746,234	66,826	2,887,821
Termination Following Change in Control	1,934,570	1,757,702	3,104,007	1,971,173	8,767,452

(1)	Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the UGI Severance Plan for Messrs. Walsh, Oliver and Hall and Ms. Gaudiosi and the AmeriGas Severance Plan for Mr. Sheridan. We assumed that 100 percent of the target annual bonus was paid.
(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)	In calculating the amounts shown under “Equity Awards with Accelerated Vesting” we assumed (i) the continuation of the Company’s dividend (and AmeriGas Partners’ distribution, as applicable) at the rate in effect on September 30, 2013; and (ii) performance at the greater of actual through September 30, 2013 and at target levels with respect to performance units.
(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2013 and the Nonqualified Deferred Compensation Table – Fiscal 2013.
(5)	Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services, (iii) tax preparation services, and (iv) an estimated Code Section 280G tax gross-up payment of $6,728,347 for Mr. Walsh and $1,883,522 for Mr. Hall in the event of a change in control.

Director and Officer Stock Ownership Policies

The following policies are designed to encourage growth in shareholder value by closely linking Directors’ and executives’ risks and rewards with the Company’s total Shareholder return.

The Board of Directors has a policy requiring Directors to own Company common stock, together with stock units, in an aggregate amount equal to three times the Director’s annual cash retainer, and to achieve the target level of common stock ownership within five years after joining the Board.

The Company has a policy, approved by the Board of Directors, that requires individuals in key management positions with the Company and its subsidiaries to own significant amounts of common stock. See Compensation Discussion and Analysis – Stock Ownership Guidelines.

Market Price of Shares

The closing price of our Stock, as reported on the New York Stock Exchange Composite Tape on November 29, 2013, was $40.26.

ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings Compensation Discussion and Analysis and Compensation of Executive Officers, beginning on pages 29 and 55 of this Proxy Statement, respectively.

We believe that we closely align the interests of our named executive officers and our shareholders. As described in our COMPENSATION DISCUSSION AND ANALYSIS, our compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. Our Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.

In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	Our Compensation and Management Development Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.

•	Our Compensation and Management Development Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant.

•

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2013, 82% of the principal compensation components, in the case of Messrs. Walsh and Greenberg (for his service as Chief Executive Officer), and 64% to 78% of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or total shareholder return.

•

The Company awards a substantial portion of compensation in the form of long-term awards, namely, stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•

Annual bonus opportunities for the named executive officers are based on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance (or, in the case of Mr. Sheridan, performance relative to AmeriGas Partners common units).

•

We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We also have not entered into change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code since 2010. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control.

•	We have meaningful stock ownership guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership Guidelines.

•	We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a significant restatement of the Company’s financial results.

•

During Fiscal 2013, we implemented a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation and AmeriGas Partners, (ii) holding UGI Corporation and AmeriGas Partners securities in margin accounts as collateral for a margin loan, and (iii) pledging the securities of UGI Corporation and AmeriGas Partners.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the COMPENSATION DISCUSSION AND ANALYSIS, the compensation tables and the related narrative discussion in this Proxy Statement.

ITEM 3 — OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

APPENDIX A

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

The following table includes a reconciliation of net income attributable to AmeriGas Partners, L.P. to EBITDA (1) and Adjusted EBITDA (2) for the period presented:

Twelve Months Ended September 30, 2013 (in millions)
Net (loss) income attributable to AmeriGas Partners, L.P.	$221.2
Income tax expense	1.7
Interest expense	165.4
Depreciation	159.3
Amortization	43.6

EBITDA (1)	$591.2
Heritage Propane acquisition and transition expense	26.5
Loss on extinguishments of debt	—

Adjusted EBITDA (2)	$617.7

(1)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (a) compare the Partnership’s operating performance with that of other companies within the propane industry and (b) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners for the relevant years. Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about industry segments as the profitability measure for its domestic propane segment.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

DIRECTIONS TO THE DESMOND HOTEL AND CONFERENCE CENTER

Directions from Philadelphia.  Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from South Jersey.  Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from Philadelphia Airport.  Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Wilmington and Points South (Delaware and Maryland).  Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from New York and Points North.  Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 326, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Harrisburg and Points West.  Take the Pennsylvania Turnpike East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Standard Time, on January 30, 2014.

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IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends that you vote FOR Numbers 1 and 2.

1. Election of Directors:

01 - L.R. Greenberg 02 - M.O. Schlanger 03 - A. Pol

04 - E.E. Jones 05 - J.L. Walsh 06 - R.B. Vincent +

07 - M.S. Puccio 08 - R.W. Gochnauer 09 - F.S. Hermance

Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09

2. Proposal to approve resolution on executive compensation.

For Against Abstain

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IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

UGI

CORPORATION

Proxy — UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION

The undersigned hereby appoints Marvin O. Schlanger, Lon R. Greenberg and John L. Walsh, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 30, 2014 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

For the participants in the UGI Utilities, Inc. Savings Plan, AmeriGas Propane, Inc. Savings Plan, and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans, as indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the Meeting. The Trustee will keep my vote completely confidential. If the Trustee does not receive my executed Proxy by January 27, 2014, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.

(Continued, and to be marked, dated and signed, on the other side)

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Important Notice Regarding the Availability of Proxy Materials for the UGI Corporation Shareholder Meeting to be Held on January 30, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Annual Meeting of Shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and the location of the Annual Meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/UGI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

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Step 1: Go to www.envisionreports.com/UGI to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 20, 2014 to facilitate timely delivery.

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Shareholder Meeting Notice

UGI Corporation’s Annual Meeting of Shareholders will be held on January 30, 2014 at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania 19355, at 10:00 a.m. Eastern Standard Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR Numbers 1 and 2.

1. Election of Directors:

01 - L.R. Greenberg

02 - M.O. Schlanger

03 - A. Pol

04 - E.E. Jones

05 - J.L. Walsh

06 - R.B. Vincent

07 - M.S. Puccio

08 - R.W. Gochnauer

09 - F.S. Hermance

2. Proposal to approve resolution on executive compensation.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

DIRECTIONS TO THE DESMOND HOTEL AND CONFERENCE CENTER

Directions from Philadelphia. Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from South Jersey. Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. At the end of the ramp, turn right onto Matthews Road. Turn right at the next light onto Route 29 North. Turn right at the second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from Philadelphia Airport. Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Wilmington and Points South (Delaware and Maryland). Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. At the end of the ramp, turn right onto Matthews Road. Turn right at the next light onto Route 29 North. Turn right at the second light onto Liberty Boulevard. The Desmond will be on the left.

Directions from New York and Points North. Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 326, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Directions from Harrisburg and Points West. Take the Pennsylvania Turnpike East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route

29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted using the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted over the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet – Go to www.envisionreports.com/UGI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send an email to investorvote@computershare.com with “Proxy Materials UGI Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials should be made by January 20, 2014.

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